Exhibit 10.59

AGREEMENT OF PURCHASE AND SALE

OF

REAL PROPERTY COMMONLY KNOWN AS THE

RICHMOND MARRIOTT HOTEL

IN

RICHMOND, VIRGINIA

and

Joint Escrow Instructions

between

PRVA II, L.P.,

a Delaware limited partnership (“Seller”),

and

APPLE SEVEN HOSPITALITY OWNERSHIP, INC.,

a Virginia corporation (“Buyer”).

Effective Date: September 24, 2007

1.	DEFINITIONS		1
	1.1	Account	1
	1.2	Affiliate	1
	1.3	Approval Date	1
	1.4	Assumed Contracts	1
	1.5	Bill of Sale	1
	1.6	Buyer’s Manager	1
	1.7	Broker	1
	1.8	Business Day	1
	1.9	Cash Bank	2
	1.10	Claims	2
	1.11	Closing	2
	1.12	Closing Date	2
	1.13	Closing Documents	2
	1.14	Code	2
	1.15	Consumables Inventory	2
	1.16	Continuing Employees	2
	1.17	Contract Assignment	2
	1.18	Counsel	2
	1.19	Day	2
	1.20	Deposit	2
	1.21	Disputed Payable	2
	1.22	Eligible Employees	2
	1.23	Employee Leave	2
	1.24	Employee Liabilities	2
	1.25	Environment	3
	1.26	Environmental Law	3
	1.27	Equipment Lease	3
	1.28	ERISA	3
	1.29	Escrow	3
	1.30	Escrow Agent	3
	1.31	Excluded Employees	3
	1.32	Existing Environmental Report	3
	1.33	Existing Survey	3
	1.34	Existing Title Report	3
	1.35	Extended Coverage	4
	1.36	FF&E	4
	1.37	Final Statement	4
	1.38	FIRPTA Certificate	4
	1.39	Food and Beverage Inventory	4
	1.40	General Assignment	5
	1.41	Governmental Authority	5
	1.42	Ground Lease	5
	1.43	Ground Lease Assignment	5
	1.44	Hazardous Substance	5
	1.45	Hotel	5

i

1.46	Hotel Deposits	5
1.47	Hotel Employees	5
1.48	Hotel Improvements	6
1.49	Hotel License Agreement	6
1.50	Hotel Manager	6
1.51	Hotel Management Agreement	6
1.52	Hotel Parcel	6
1.53	Hotel Premises	6
1.54	Hotel Records	6
1.55	Intangibles	6
1.56	Inventory	6
1.57	Last Closing Date	6
1.58	Laws	7
1.59	Lease	7
1.60	Lien	7
1.61	Liquor Inventory	7
1.62	Liquor License	7
1.63	Monetary Liens	7
1.64	Liquor Operations	7
1.65	New License	7
1.66	New Title Matter	7
1.67	Intentionally Omitted	7
1.68	Ordinary Course	7
1.69	Original	7
1.70	Parking Agreement	8
1.71	Permit	8
1.72	Permitted Exceptions	8
1.73	Place of Closing	8
1.74	Preliminary Statement	8
1.75	Property	8
1.76	Purchase Price	8
1.77	Release	8
1.78	Repair Warranties	8
1.79	Retail Inventory	8
1.80	Seller’s Knowledge	8
1.81	Service Contract	9
1.82	Survey	9
1.83	Taxes	9
1.84	Third Party Consents	9
1.85	Third Party Contracts	9
1.86	Title Company	9
1.87	Title Report	9
1.88	Title Policy	9
1.89	Transactor	9
1.90	Transfer Instruments	9
1.91	Uniform System of Accounts	9

	1.92	WARN Act	9
	1.93	Other Definitions	10
2.	COVENANT OF PURCHASE AND SALE		10
	2.1	Equipment Leases, Service Contracts, Leases, Etc	10
	2.2	Third Party Consents; Estoppel Certificates	11
3.	PURCHASE PRICE AND DEPOSIT		11
	3.1	Amount of Purchase Price	11
	3.2	Allocation of Price	12
	3.3	Deposit	12
	3.4	EINs	12
4.	TITLE AND DUE DILIGENCE CONDITIONS		12
	4.1	Acceptance of Title and Survey	12
	4.2	New Exceptions	13
	4.3	Monetary Liens	14
	4.4	Termination for New Title Matter	14
	4.5	Extension of Closing Date for Notice and Cure	14
	4.6	Access to Property	15
	4.7	Indemnification	15
	4.8	Buyer’s Right of Termination	15
5.	REPRESENTATIONS		15
	5.1	By Seller	15
	5.2	By Buyer	20
	5.3	WAIVER AND RELEASE	21
	5.4	Survival and Limitations	22
	5.5	Notice of Subsequent Event or Discovery	23
6.	OPERATION OF THE HOTEL PENDING CLOSING		23
	6.1	Material alterations or other material changes in the Hotel Improvements except as may be currently required by Law	23
	6.2	Cancellation or surrender of any existing Permit	23
	6.3	Creation of or permitting any Lease or voluntary Lien, provided that all Monetary Liens shall be paid in full and released by Seller at Closing and all other Liens not approved by Buyer pursuant to the terms of this Agreement shall be released by Seller at Closing	23
	6.4	Entering into or materially modifying any Service Contract or Equipment Lease unless the same is terminable upon not more than thirty (30) days’ notice without penalty	23
	6.5	Modifying the Ground Lease in any material way	23
	6.6	Material reductions in levels of service, sales and marketing efforts, maintenance or staff	23
7.	OTHER AGREEMENTS		23
	7.1	Property Management Agreement	23
	7.2	Liquor License(s) and Inventory	23
	7.3	Hotel License Agreement	24
	7.4	Assumption of Metropolitan Loan	25
	7.5	Access to Financial Information	25
	7.6	Bulk Sales	26

	7.7	Indemnification	26
	7.8	Otis Elevator Contract	28
	7.9	New Management	28
	7.10	Possession; Assignment and Assumption	28
	7.11	Costs	29
	7.12	Escrow Funds	30
8.	PRORATIONS, CREDITS AND OTHER ADJUSTMENTS		30
	8.1	Taxes	30
	8.2	Utilities	31
	8.3	Proration of Expenses	31
	8.4	Income/Charges	31
	8.5	Credit for Certain Inventories	31
	8.6	Guest Ledger	32
	8.7	Credits for Cash Banks	32
	8.8	Secured Loan	32
	8.9	Advance Deposits	32
	8.10	Accounts Receivable	32
	8.11	Accounts Payable	33
	8.12	Regarding Hotel Prorations Generally	33
	8.13	Reconciliation and Final Payment	33
	8.14	Employees	33
9.	CONDITIONS TO CLOSING		34
	9.1	In Buyer’s Favor	34
	9.2	In Seller’s Favor	34
	9.3	Pre-Closing Damage or Destruction	35
10.	CLOSING		35
	10.1	Time, Place and Manner	35
	10.2	Seller’s Deliveries	36
	10.3	Buyer’s Deliveries:	36
	10.4	Closing Costs	37
	10.5	Completion of Closing	38
	10.6	Escrow and Recording Instructions	38
	10.7	Delivery of Possession	38
	10.8	Guests’ Property	38
	10.9	Failure of Closing	39
	10.10	Procedure for Termination of Escrow	39
	10.11	Maintenance of Confidentiality by Escrow Agent	40
11.	POST-CLOSING ADJUSTMENTS		40
	11.1	Final Closing Statement	40
	11.2	Disputes	40
	11.3	Settlement	40
12.	INTENTIONALLY OMITTED		40
13.	HOTEL RECORDS		40
14.	ASSIGNMENT		41
15.	NOTICES		41
16.	GENERAL PROVISIONS		42

	16.1	Confidentiality	42
	16.2	Effect of Termination	43
	16.3	Construction; Participation in Drafting	43
	16.4	No Third-Party Beneficiaries	43
	16.5	Integration and Binding Effect	43
	16.6	Computation of Time	43
	16.7	Captions	43
	16.8	Further Assurances	43
	16.9	Enforcement Costs	44
	16.10	GOVERNING LAW	44
	16.11	Counterparts	44
17.	EXHIBITS		44
18.	SIGNERS’ WARRANTY		45
19.	DEFAULT REMEDIES		45
	19.1	Buyer Default	45
	19.2	Seller Default	45
20.	BROKERS		46

v

AGREEMENT FOR PURCHASE AND SALE

OF REAL PROPERTY

AND

JOINT ESCROW INSTRUCTIONS

THIS AGREEMENT OF PURCHASE AND SALE OF REAL PROPERTY AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made as of September             , 2007 (the “Effective Date”), among

PRVA II, L.P., a Delaware limited partnership (“Seller”),

and

APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation (“Buyer”).

IN CONSIDERATION OF the mutual covenants and conditions contained herein, parties hereto (together, the “Parties” and each, sometimes, a “Party”) do hereby agree and covenant with each other as follows:

1. DEFINITIONS.

1.1 Account. “Account” means any account receivable to be assigned to Buyer or Buyer’s nominee at Closing, pursuant to Section 8.10, and “the Accounts” means all such accounts receivable.

1.2 Affiliate. “Affiliate” means, with respect to an indicated person, any other person which controls, is controlled by or is under common control with such indicated person.

1.3 Approval Date. “Approval Date” means the date that is thirty (30) days after the Effective Date.

1.4 Assumed Contracts. “Assumed Contracts” means the Service Contracts identified on the attached Exhibit G and Equipment Leases identified on the attached Exhibit H (except for any such Service Contracts and Equipment Leases excluded pursuant to Section 2).

1.5 Bill of Sale. “Bill of Sale” means one or more instruments, as Buyer may reasonably determine, each substantively in the form attached hereto as Exhibit T, together conveying the FF&E to Buyer or Buyer’s nominee(s).

1.6 Buyer’s Manager. The “Buyer’s Manager” shall be determined prior to the Approval Date.

1.7 Broker. “Broker” means Molinaro Koger.

1.8 Business Day. The term “Business Day” means a day other than Saturday, Sunday or other day when commercial banks in Virginia are authorized or required by Law to close.

1.9 Cash Bank. “Cash Bank” means, with respect to the Hotel, cash on hand in house banks and petty cash as of Closing, as specified in the Preliminary Statement.

1.10 Claims. “Claims” has the meaning specified in Section 8.14.

1.11 Closing. “Closing” means the recordation of the Ground Lease Assignment in the official land records of the county in which the Hotel is located.

1.12 Closing Date. “Closing Date” means fifteen (15) days after the Approval Date, subject to extension as provided in this Agreement.

1.13 Closing Documents. Documents to be delivered hereunder at, or for purposes of effecting, Closing.

1.14 Code. “Code” means the Internal Revenue Code of 1986, as amended.

1.15 Consumables Inventory. “Consumables Inventory” means the stock of supplies and other consumables used in the operation and maintenance of the Hotel in the Ordinary Course.

1.16 Continuing Employees. “Continuing Employees” means Hotel Employees who are employed by Buyer’s Manager upon Closing.

1.17 Contract Assignment. “Contract Assignment” means an assignment and assumption of Assumed Contracts substantively in the form attached hereto as Exhibit U.

1.18 Counsel. “Counsel” means each Party’s respective legal counsel for the transaction contemplated by this Agreement: with respect to Seller, the law firm of Greenberg Traurig, LLP; with respect to Buyer, the law firm of McGuireWoods LLP.

1.19 Day. The term “day” means a calendar day.

1.20 Deposit. “Deposit” has the meaning specified in Section 3.3.

1.21 Disputed Payable. “Disputed Payable” means any amount that a third party claims to be due or accrued as of Closing with respect to the operation of the Hotel, but that Seller or Hotel Manager disputes (including the disputed portion of any bill, invoice or claim that Seller or Hotel Manager otherwise acknowledges to be due and payable).

1.22 Eligible Employees. “Eligible Employees” means all Hotel Employees, other than Excluded Employees, whom Hotel Manager employs at the Hotel immediately prior to Closing.

1.23 Employee Leave. “Employee Leave” means vacation, sick leave and any other paid leave accrued or accruing with respect to Hotel Employees.

1.24 Employee Liabilities. “Employee Liabilities” means all obligations and liabilities, actual or contingent with respect to Hotel Employees, whether accruing or arising before or after Closing, including, without limitation, any and all obligations or liabilities: (A) for wages, salaries, Employee Leave, fringe benefits, and payroll taxes; (B) for worker’s compensation claims based on any real or alleged occurrence prior to Closing; and (C) for claims or penalties under applicable Laws governing employer/employee relations (including, without limitation, the National Labor Relations Act and other labor relations laws, fair employment standards Laws, fair employment practices and anti-discrimination Laws, the Worker Adjustment and Retraining Notification Act of 1988, the Employee Retirement Income Security Act, the Multi-Employer Pension Plan Amendments Act, and the Consolidated Omnibus Budget Reconciliation Act of 1985).

1.25 Environment. “Environment” means surface water, groundwater, drinking water supply, land surface or subsurface strata or ambient air, flora and fauna.

1.26 Environmental Law. “Environmental Laws” means all governmental laws, rules, regulations, orders, consent orders, judgments, directives, decrees, policies or guidance whether federal, state or local relating to the protection of human health or the Environment.

1.27 Equipment Lease. “Equipment Lease” means the personal property leases covering certain items of FF&E identified in the schedule attached hereto as Exhibit H.

1.28 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.29 Escrow. “Escrow” means the escrow established pursuant to this Agreement for purposes of holding the Deposit and, pending Closing, the balance of the Purchase Price and the Transfer Instruments to be recorded upon Closing.

1.30 Escrow Agent. “Escrow Agent” means the Title Company, acting through its local office near the Hotel, whenever acting in the capacity of an escrow holder pursuant hereto.

1.31 Excluded Employees. “Excluded Employees” means Hotel Employees designated by Buyer’s Manager to Seller and Hotel Manager not later than five (5) days before the Closing Date, not to exceed the lesser of (i) ten percent of the Hotel Employees employed at the Hotel immediately prior to Closing and (ii) the number (including the General Manager, if not hired by Buyer’s Manager or retained by Hotel Manager and all Hotel Employees terminated in the 90 days preceding Closing) in excess of which Seller would be required to give notice under the WARN Act.

1.32 Existing Environmental Report. “Existing Environmental Report” means the environmental assessment report(s) and further environmental studies (if any) regarding the Hotel Premises identified on Exhibit D.

1.33 Existing Survey. “Existing Survey” means the ALTA/ACSM Survey of the Hotel Premises identified on Exhibit D.

1.34 Existing Title Report. “Existing Title Report” means the existing lender’s policy of title insurance on the Hotel Premises identified on Exhibit D.

1.35 Extended Coverage. “Extended Coverage” means the deletion from the Title Policy of general exceptions for survey matters, unrecorded easements, mechanics’ liens, unrecorded liens for taxes and assessments and rights of parties in possession (to the extent such deletions are customarily offered by the Title Company in the jurisdiction where the Hotel is located).

1.36 FF&E. “FF&E” means machinery, equipment, appliances, furniture, fittings, removable fixtures, tools and other articles of tangible personal property and fixtures of every kind and nature, including spare parts and reserve stock, which are owned or leased by or for the account of Seller or Hotel Manager and are used or useable in the ownership, maintenance, use or operation of the Hotel, including, without limitation and subject to depletion and replacement in the Ordinary Course: (1) all furniture (including office furniture), fixtures, equipment, signs and related personal property, (2) room furnishings (including carpets, drapes, beds and other furniture and furnishings), (3) art work and other decorative items, (4) televisions, radios, VCRs and other consumer electronic equipment, (5) telecommunications equipment, (6) computer equipment, (7) blankets, pillows, linens, towels and other bed clothing, (8) china, crystal, dishware, glassware, silverware, flatware and other dinnerware, and other “operating inventory” as that term is defined in the Uniform System of Accounts, (9) kitchen appliances, cookware and other cooking utensils and other restaurant and bar equipment, apparatus and utensils, (10) vehicles, (11) all heating, lighting, plumbing, drainage, electrical, air conditioning and other mechanical fixtures and equipment and systems, all elevators and related motors and all electrical equipment and systems, all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment and all disposal equipment, (12) all spa, health club and fitness equipment, (13) all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas, (14) manuals, schematics, plans and other written materials pertaining to the use, operation, maintenance or repair of any item of FF&E; but excluding (a) personal property owned by any Hotel guest, tenant, concessionaire, licensee or other third party (unless such person owns such property for the account or benefit of Seller or Hotel Manager), and (b) records and other like materials owned by (and proprietary to) the Hotel Manager, unless prepared or maintained solely for the Hotel, and (c) computer software licensed to Seller or Hotel Manager, unless (A) such license is by its terms transferable in connection with the sale of the Hotel to Buyer and (B) Buyer pays any fee or other charge imposed by the licensor in connection with such a transfer.

1.37 Final Statement. “Final Statement” has the meaning specified in Section 11.1.

1.38 FIRPTA Certificate. “FIRPTA Certificate” means a certificate with respect to each of Seller, substantively in the form attached as Exhibit V, confirming to Buyer that Seller is not a foreign person or entity for purposes of § 1445 of the Internal Revenue Code of 1986, as amended (with such supplemental statements as may be required to exempt the transactions contemplated hereby from any withholding tax requirements under applicable state Laws).

1.39 Food and Beverage Inventory. “Food and Beverage Inventory” means the stock of raw and processed foods, spices, condiments and beverages used to provide food and beverage service within the Hotel, other than the Liquor Inventory.

1.40 General Assignment. “General Assignment” means a general assignment and assumption agreement substantively in the form attached hereto as Exhibit W.

1.41 Governmental Authority. “Governmental Authority” means any of the United States Government, the government of any of the United States or any county or municipality therein, and any executive department, legislative body, administrative or regulatory agency, court, officer (whether elected, appointed or otherwise designated) or other authority thereof, whenever purporting to act in an official capacity.

1.42 Ground Lease. “Ground Lease” means that certain Amended and Restated Land Lease dated as of July 12, 2002 among Richmond Redevelopment and Housing Authority, a political subdivision of the Commonwealth of Virginia (“Ground Lessor”), as landlord, Mutual Benefit/Marriott Hotel Associates - I, L.P., a Delaware limited partnership, as assignor, and Seller, as tenant, which lease demises the Hotel Parcel.

1.43 Ground Lease Assignment. “Ground Lease Assignment” means an Assignment and Assumption of Ground Lease in the form attached hereto as Exhibit X, assigning to Buyer the Ground Lease and the leasehold interest in the Hotel Parcel and Seller’s right, title and interest (including any fee simple interest, as applicable) in the Hotel Improvements, subject only to Permitted Exceptions.

1.44 Hazardous Substance. “Hazardous Substance” means any substance defined as “waste”, “hazardous waste”, “hazardous substance”, “hazardous material”, “toxic substance”, “pollutant”, “contaminant” in, or which are otherwise specifically subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; or the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or any friable asbestos-containing materials (but excluding non-friable asbestos containing materials), PCBs or formaldehyde foam insulation.

1.45 Hotel. “Hotel” means all of the Hotel Premises, FF&E, the Inventory, Intangibles and all other Property comprising the “Richmond Marriott Hotel” in Richmond, Virginia.

1.46 Hotel Deposits. “Hotel Deposits” means all prepaid rents and deposits (including, without limitation, any reserves for replacement of FF&E and for capital repairs and/or improvements), refundable security deposits and rental deposits (including, without limitation, rental deposits under Leases), and all unexpended and/or unearned deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that “Hotel Deposits” shall exclude (i) reserves for real property taxes and insurance paid by tenants under Leases, in each case, to the extent prorated on the settlement statement at Closing such that Buyer receives a credit for accrued but unpaid taxes and premiums in respect of any period prior to Closing and (ii) utility deposits.

1.47 Hotel Employees. “Hotel Employees” means all persons employed at the Hotel by Hotel Manager or Seller.

1.48 Hotel Improvements. “Hotel Improvements” means all of the buildings and other structures, parking areas and improvements and fixtures on the Hotel Parcel and all related facilities.

1.49 Hotel License Agreement. “Hotel License Agreement” means that certain “License Agreement,” dated as of June 17, 2002 between Seller and Marriott International, Inc.

1.50 Hotel Manager. “Hotel Manager” means TPG Hospitality, Inc., a Rhode Island corporation, formerly known as Lenox Hotels, Inc.

1.51 Hotel Management Agreement. “Hotel Management Agreement” means that certain Hospitality Management Agreement between Seller and Hotel Manager dated July 18, 2002.

1.52 Hotel Parcel. “Hotel Parcel” means (1) that certain parcel described in Exhibit A hereto (the “Land”), together with (2) all appurtenant rights (including, without limitation, rights in and to adjoining streets, rights-of-way and strips and gores, rights of ingress, egress and/or access, tenements, hereditaments, privileges, water and riparian rights, rights to light and air and easements, any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of abutting or adjoining the Land and the use of all alleys, easements and rights of way (if any) abutting, adjacent or contiguous to or adjoining the Land).

1.53 Hotel Premises. “Hotel Premises” means the Hotel Parcel and the Hotel Improvements.

1.54 Hotel Records. “Hotel Records” means all of the books, records, correspondence and other files, both paper and electronic (and including any accounting, database or other record-keeping software used in connection with such books and records which Seller or Hotel Manager owns or which are otherwise transferable) which have been received or generated and maintained in the course of operation of the Hotel and which are in Seller’s or Hotel Manager’s possession or control or are obtainable upon request.

1.55 Intangibles. “Intangibles” means Seller’s rights, title and interest, if any, in (i) trade names, trademarks, service marks, logs and other forms of identification used to identify the Hotel or any of its facilities or operations, including the names used to designate the restaurant and bar facilities within the Hotel (but not including the name “Marriott”), (ii) plans and specifications for the Hotel Improvements, (iii) the Permits, (iv) written guaranties and warranties from contractors, manufacturers and vendors with respect to any of the Hotel Improvements and FF&E, furnishings, fixtures or equipment, to the extent assignable in connection with a sale of the Hotel, and (vi) studies, analyses, reports and other written materials pertaining to the condition of the Hotel Improvements and the Hotel Parcel.

1.56 Inventory. “Inventory” means (i) the Retail Inventory, (ii) the Food and Beverage Inventory, and (iii) the Consumables Inventory.

1.57 Last Closing Date. “Last Closing Date” means the date which is one hundred eighty (180) days after the Effective Date.

1.58 Laws. “Laws” means any and all:

1.58.1 Constitutions, statutes, ordinances, rules, regulations, orders, rulings or decrees of any Governmental Authority.

Agreements with or covenants or commitments to any Government Authority which are binding upon Seller or any of the elements of the Hotel (including, without limitation, any requirements or conditions for the use or enjoyment of any license, permit, approval, authorization or consent legally required for the operation of the Hotel).

1.59 Lease. “Lease” means any lease, sublease or other agreement for the occupancy or use of space within the Hotel encumbering the Hotel Premises, other than agreements in the Ordinary Course for the transient use of guest rooms, meeting rooms and other Hotel facilities.

1.60 Lien. “Lien” means any mortgage, deed of trust or other consensual lien, mechanic’s or any materialman’s lien, judgment lien, lien for delinquent real property or personal property taxes or assessments, other tax and statutory lien (other than the lien for taxes not yet due and payable, general and special assessments or any lien arising out of Buyer’s exercise of its inspection rights pursuant to Section 4.6 of this Agreement otherwise created by or through Buyer) which affects all or any part of the Hotel and is prior to any of Seller’s (or would be prior to Buyer’s) interests therein.

1.61 Liquor Inventory. “Liquor Inventory” means all liquor, wine, beer and other alcoholic beverages held for sale to Hotel guests and others in the Ordinary Course or otherwise used in the operation of the Hotel.

1.62 Liquor License. “Liquor License” means any government license, permit or other authorization for the Liquor Operations.

1.63 Monetary Liens. “Monetary Liens” has the meaning specified in Section 4.3.

1.64 Liquor Operations. “Liquor Operations” means the sale and service of liquor, wine, beer and other alcoholic beverages at the Hotel.

1.65 New License. “New License” has the meaning specified in Section 7.3.

1.66 New Title Matter. “New Title Matter” has the meaning specified in Section 4.2.

1.67 Intentionally Omitted.

1.68 Ordinary Course. “Ordinary Course” means the course of day-to-day operation of the Hotel, in accordance with its current operating budget (a copy of which is attached hereto as Exhibit Y) and in a manner which does not materially vary from the policies, practices and procedures which have characterized its operation during the 12 months preceding the Effective Date.

1.69 Original. “Original” means any of (A) an original counterpart of any Assumed Contract, (B) the Hotel Records or (C) other documents which comprise or evidence the Intangibles, to the extent within Seller’s or Hotel Manager’s possession or control or obtainable upon request; and “the Originals” means all such items.

1.70 Parking Agreement. “Parking Agreement” means, collectively, each of the agreements listed on Exhibit Z attached hereto.

1.71 Permit. “Permit” means any permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the proper operation and use of the Hotel (including, without limitation, any certificates of occupancy with respect to the Hotel Improvements, elevator permits, conditional use permits, zoning variances and business licenses, but excluding Liquor Licenses) to the extent held and assignable by Seller or Hotel Manager or otherwise transferable with the Hotel.

1.72 Permitted Exceptions. “Permitted Exceptions” means (A) liens for real property taxes and assessments not yet due and payable, (B) liens or encumbrances created by or through Buyer, (C) the Assumed Contracts and (D) any other matter that becomes a Permitted Exception pursuant to Sections 4.1 and 4.4.

1.73 Place of Closing. “Place of Closing” has the meaning specified in Section 10.1.

1.74 Preliminary Statement. “Preliminary Statement” has the meaning specified in Section 8.

1.75 Property. “Property” has the meaning specified in Section 2.

1.76 Purchase Price. “Purchase Price” means the gross purchase price being paid by Buyer to Seller for the Hotel, as set forth in Section 3, and subject to adjustment as provided for in this Agreement.

1.77 Release. “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

1.78 Repair Warranties. “Repair Warranties” means the written guaranties, warranties and other obligations for repair or maintenance, from any contractors, manufacturers or vendors, with respect to any of the Hotel Improvements or FF&E, to the extent assignable by or at the direction of Seller or Hotel Manager.

1.79 Retail Inventory. “Retail Inventory” means all goods held for sale to Hotel guests and others in the Ordinary Course, excluding the Food and Beverage Inventory and the Liquor Inventory.

1.80 Seller’s Knowledge. “Seller’s Knowledge” means the actual (and not the constructive) knowledge of Robert Leven, Gregory Vickowski and the general manager of the Hotel and does not imply that said individual has or should have conducted any inspection, examination or other inquiry to determine the accuracy of any representation, warranty or other statement made “to Seller’s Knowledge” in this Agreement or in any other document delivered by Seller prior to or at Closing.

1.81 Service Contract. “Service Contract” means any of the contracts or other arrangements, written or oral, for the continuing provision of services relating to the improvement, maintenance, repair, protection or operation of the Hotel, but does not include the Hotel Management Agreement, the Hotel License Agreement or any Equipment Leases.

1.82 Survey. “Survey” means a current survey of the Hotel Premises meeting the minimum standard requirements of the American Land Title Association and the American Congress of Surveying and Mapping.

1.83 Taxes. “Taxes” has the meaning specified in Section 8.1.

1.84 Third Party Consents. “Third Party Consents” has the meaning specified in Section 2.2.

1.85 Third Party Contracts. “Third Party Contracts” has the meaning specified in Section 2.1.

1.86 Title Company. “Title Company” means LandAmerica American Title Company, 2505 N. Plano Road, Suite 3100, Richardson, Texas 75082, Attention: Debby S. Moore.

1.87 Title Report. “Title Report” means an Owner’s Commitment for Title Insurance with respect to the Hotel Premises, issued to Buyer by the Title Company.

1.88 Title Policy. “Title Policy” means an ALTA (Form 1992 or its local equivalent) owner’s policy of title insurance issued to Buyer or its designee, insuring or committing to insure fee title to the Hotel Improvements and leasehold title to the Hotel Parcel subject only to Permitted Exceptions.

1.89 Transactor. “Transactor” means, with respect to each Party, the person(s) authorized by such Party to execute and deliver Transfer Instruments and other Closing Documents on behalf of such Party.

1.90 Transfer Instruments. “Transfer Instruments” means all the instruments by which Seller will convey the Hotel to Buyer and/or Buyer’s nominees hereunder, including (without limitation) the Ground Lease Assignment, the Bill of Sale, the Contract Assignment and the General Assignment.

1.91 Uniform System of Accounts. “Uniform Systems of Accounts” means the Uniform System of Accounts for Hotels, 9th Edition, published by the Hotel Association of New York.

1.92 WARN Act. “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988.

1.93 Other Definitions. Terms defined in any other part of this Agreement (including, without limitation, “Effective Date,” “Seller,” “Buyer,” “Party” and “Parties,” and “this Agreement,” defined in the initial paragraph hereof) shall have the defined meanings wherever capitalized herein. As used in this Agreement, the terms “herein,” “hereof” and “hereunder” refer to this Agreement in its entirety and are not limited to any specific sections; and the term “person” means any natural person, other legal entity, or combination of natural persons and/or other legal entities acting as a unit. Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to comprehend either or both of the other genders.

2. COVENANT OF PURCHASE AND SALE. On and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase and accept from Seller, the leasehold interest in the Hotel Premises under the Ground Lease and all of Seller’s interest (including any fee simple interest, as applicable) in and to the Hotel Improvements, FF&E, Inventory, Hotel Deposits, Hotel Records, Leases, Cash Banks, Intangibles and all Assumed Contracts (collectively, the “Property”). All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages (other than the Secured Loan), liens, encumbrances, licenses, franchises, concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

2.1 Equipment Leases, Service Contracts, Leases, Etc. Within two (2) Business Days after the Effective Date, Seller shall furnish to Buyer copies of all new, amended or extended Equipment Leases, Service Contracts, Leases and other contracts or agreements (other than routine hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by Seller or the Hotel Manager (collectively, “Third Party Contracts”) which have not been disclosed on the Exhibits hereto and copies of which have not been previously provided to Buyer. Seller shall also furnish promptly to Buyer copies of all Third Party Contracts entered into by Seller or the Hotel Manager after the Effective Date and prior to the Approval Date. Buyer shall have the right to extend the Approval Date for a period of ten (10) days in order to review any of the foregoing that are not received by Buyer at least ten (10) days prior to the Approval Date. After the Approval Date, Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new Equipment Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel for services or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the date of Closing. Buyer shall advise Seller five (5) days prior to the Approval Date (as such date may be extended as provided herein) of any such Third Party Contracts that Buyer determines should be excluded from the Assumed Contracts. Any such Third Party Contracts that may be terminated without penalty upon thirty (30) days’ notice or less shall be excluded from Assumed Contracts and shall be terminated at Closing. With respect to Third Party Contracts that cannot be terminated on such notice or without penalty, Seller shall notify Buyer in writing within five (5) days after such notice from Buyer to Seller indicating whether Seller will terminate such Third Party Contracts at Closing. In the event Seller advises Buyer that Seller cannot or will not terminate any Third Party Contracts that Buyer elects to exclude, Buyer shall be entitled to terminate this Agreement by written notice to Seller given within five (5)

Business Days after Buyer’s receipt of such written notice from Seller, notwithstanding that such termination would occur after the Approval Date. In the event Buyer elects to terminate this Agreement, the Deposit shall be returned to Buyer and the parties shall have no further obligations or liabilities except as expressly set forth in this Agreement. In the event Buyer elects not to so terminate this Agreement, Buyer shall assume such Third Party Contracts at Closing.

2.2 Third Party Consents; Estoppel Certificates. Buyer shall advise Seller five (5) days prior to the Approval Date of any and all third party consents or estoppels relating to the Third Party Contracts and any other consents or estoppels relating to the transfer, ownership or occupancy of the hotel and/or its business or operations, that Buyer may desire (such consents and estoppels being referred to collectively as the “Third Party Consents”). Seller shall notify Buyer in writing within five (5) days after such notice from Buyer to Seller indicating which, if any, Third Party Consents Seller will deliver at Closing. In the event Seller advises Buyer that Seller cannot or will deliver all of the Third Party Consents then Buyer shall be entitled to terminate this Agreement by written notice to Seller given within five (5) Business Days after Buyer’s receipt of such written notice from Seller, notwithstanding that such termination would occur after the Approval Date. In the event Buyer elects to terminate this Agreement, the Deposit shall be returned to Buyer and the parties shall have no further obligations or liabilities except as expressly set forth in this Agreement. In the event Buyer elects not to so terminate this Agreement, Seller shall only be obligated to deliver those Third Party Consents that it has notified Buyer that it is willing to deliver and Seller shall deliver such fully completed Third Party Consents (in form and substance reasonably satisfactory to Buyer) to Buyer not less than five (5) days before the Closing. Notwithstanding the foregoing provisions of this Section 2.2, Seller (with the cooperation of Buyer, it being agreed that Buyer shall not be obligated to incur any out-of-pocket costs in connection therewith) shall use its commercially reasonable best efforts to pursue (i) the consent of and an estoppel from the landlord under the Ground Lease with respect to the transactions hereby contemplated, it being agreed that the estoppel must only cover the matters that such landlord is required to address under Section 12.9 of the Ground Lease (the “Ground Lease Estoppel and Consent”), but that Seller use its good faith, best efforts to obtain such instrument in substantially the form attached as Exhibit B and (ii) the consent of and an estoppel from the applicable party with respect to the Parking Agreement and the transactions hereby contemplated, it being agreed that the estoppel shall be in a form prepared by Buyer and submitted to Seller for its review and approval, which approval shall not be unreasonably withheld, prior to the Approval Date (the “Parking Estoppel and Consent”). Seller will use its good faith, best efforts to obtain the Parking Estoppel and Consent on or before the Closing Date. The delivery of the Parking Estoppel and Consent shall not be a condition to Buyer’s obligation to close; provided, however, to the extent that a Parking Agreement listed on Exhibit Z authorizes delivery of an estoppel certificate, and lists those matters which are required to be covered by the certificate, Seller shall be required to deliver such a certificate (covering the matters specified) as a condition of Buyer’s obligation to close under Section 9.1.

3. PURCHASE PRICE AND DEPOSIT.

3.1 Amount of Purchase Price. The Purchase Price shall be FIFTY THREE MILLION THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($53,300,000) but the

net amount thereof payable to Seller shall be subject to credits, prorations and other adjustments as provided in Section 8 and as otherwise provided in this Agreement.

3.2 Allocation of Price. Buyer and Seller shall attempt to agree, prior to the date that is fifteen (15) days prior to the Closing Date, on an allocation of the Purchase Price among real property, personal property and intangible personal property related to the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

3.3 Deposit.

3.3.1 Amount and Delivery. Upon execution of this Agreement, Buyer shall deliver into Escrow cash in the amount of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000) (the “Initial Deposit”), as a good faith deposit. On or before the Approval Date, if Buyer elects not to terminate this Agreement, Buyer shall deliver into Escrow an additional cash deposit of ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($1,500,000) (the “Additional Deposit”). The Initial Deposit, together with the Additional Deposit when and if made, is and all interest earned on the deposited funds while in Escrow, shall comprise the “Deposit.”

3.3.2 Investment. The Deposit, while held in Escrow, shall be held by the Escrow Agent in a federally-insured, interest-bearing account with a national banking association.

3.3.3 Disposition. If Buyer fails to purchase the Hotel on or before the Last Closing Date as a result of Buyer’s breach of its obligations under this Agreement, Seller upon termination of this Agreement shall be entitled to receive and retain the Deposit as liquidated damages, in accordance with Section 19.1. In all other circumstances, the Deposit shall remain the property of Buyer and, together with interest earned thereon, shall either (A) at Closing, be applied against the Purchase Price or (B) upon termination of this Agreement, be returned to Buyer, less only Buyer’s one-half share of any Escrow cancellation charges.

3.4 EINs. For Escrow Agent’s information, Buyer’s Employer Identification Number is 20-3004860 and Seller’s Employer Identification Number is 03-0400629.

4. TITLE AND DUE DILIGENCE CONDITIONS.

4.1 Acceptance of Title and Survey. Seller shall deliver to Buyer on or before the Effective Date copies of the Existing Title Report and the Existing Survey, together with legible and complete copies of all exceptions referenced in the Existing Title Report and on the Existing Survey. Buyer shall have a period of five (5) Business Days after the Effective Date (the “Review Period”) to review such Existing Title Report and Existing Survey and exception documents. If Buyer determines that any title or survey matter disclosed in the Existing Title Report or on the Existing Survey is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same on or before the expiration of the Review Period. If Buyer fails to so object in writing to any such matter set forth in the Existing Survey or Existing Title Report on or before the expiration of the Review Period, Buyer shall be deemed to have approved the same. If Buyer objects to any condition of title, survey or other matters by written notice to Seller on or before the expiration of the Review Period, Seller shall elect either to attempt to cure or not to cure any such item by written notice sent to Buyer within five (5) days after its receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, then Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Agreement and receive a return of the Deposit. In the event Buyer elects to terminate this Agreement, the Deposit shall be returned to Buyer, and the parties shall have no further obligations or liabilities except as expressly set forth in this Agreement. Any and all matters disclosed in the Existing Title Report or the Existing Survey that are not objected to by Buyer or which Seller elects not to cure and Buyer agrees to accept (other than any Monetary Liens, which Seller shall be obligated to pay at Closing) shall constitute Permitted Exceptions.

4.2 New Exceptions. At any time until Closing, Buyer may notify Seller in writing (a “Title Notice”) of any exceptions to title that are not disclosed in the Existing Title Report or on the Existing Survey (each a “New Title Matter”); provided, that Buyer must notify Seller of its objections to title no later than (a) with respect to New Title Matters shown on Buyer’s Title Report and Buyer’s Survey, within ten (10) Business Days after Buyer’s receipt of Buyer’s Title Report and Buyer’s Survey but in no event later than twenty (20) Business Days after the Effective Date, including receipt of complete and legible copies of all exceptions disclosed in such Title Report and Survey, and (b) with respect to any other New Title Matter, within ten (10) Business Days after Buyer’s receipt of reasonably detailed written notice of such New Title Matter, together with a complete and legible copy of the documents relating to such New Title Matter. If Buyer timely delivers a Title Notice to Seller, Seller shall have five (5) days after receipt of the Title Notice to notify Buyer that either (x) Seller will remove such exceptions from title on or before the Closing (provided that Seller may extend the Closing, by giving Buyer at least five (5) Business Days prior written notice, for such reasonable periods as Seller shall reasonably deem necessary to effect such cure but in no event later than one hundred fifty (150) days after the Effective Date); or (y) Seller elects not to remove such exceptions (provided that Seller shall be obligated to pay and remove all Monetary Liens at Closing). If Seller does not deliver such notice within such five day period then Seller shall be deemed to have elected to not remove such exception. If Seller (i) gives Buyer written notice that Seller will not remove one or more of such exceptions or (ii) is deemed to have elected to not remove one or more of such exceptions, then Buyer shall have five (5) Business Days from receipt of such notice (or the date on which Seller is deemed to have made such election) in which either to notify Seller that Buyer will nevertheless proceed with the purchase and take title to the Property subject to such exceptions or to terminate this Agreement, notwithstanding that such termination would occur after the Approval Date. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement that are expressly provided to survive the Closing), the Deposit shall be returned to Buyer and each party shall bear its own costs incurred hereunder. If Buyer shall fail to notify Seller of its election within such five (5) Business Day period, then Buyer shall be conclusively deemed to have elected to proceed with the purchase and take title to the Property subject to such exceptions.

4.3 Monetary Liens. Seller shall be obligated to remove all monetary liens relating to the Property, including without limitation delinquent taxes, mechanics liens, mortgages, deeds of trust or security agreement, excepting, however, liens relating to the Secured Loan and liens created by or through Buyer (collectively, the “Monetary Liens”) (other than the Secured Loan). In the event Seller elects to cure a New Title Matter set forth in a Title Notice, Seller shall not be obligated to extend the Last Closing Date for more than thirty (30) days or (except for removal of Monetary Liens) to expend more than $100,000 in the aggregate to cure such New Title Matter(s), provided, however, that in the event the amounts to cure such New Title Matters would exceed $100,000 in the aggregate and Seller elects by written notice to Buyer not to pay such excess, Buyer may elect to proceed with the purchase of the property and receive a credit at Closing in the amount of $100,000 or to terminate this Agreement, notwithstanding that such termination would occur after the Approval Date. If this Agreement is so terminated, then neither party shall have any further rights or obligations hereunder (except indemnity obligations of either party pursuant to the other provisions of this Agreement that are expressly provided to survive Closing), the Deposit shall be returned to Buyer and each party shall bear its own costs incurred hereunder. Except as expressly provided in Section 4 of this Agreement or otherwise agreed to by the parties, Seller shall have no obligation to cure any exception set forth in any Title Notice.

4.4 Termination for New Title Matters. If, after giving Seller timely written notice under Section 4.2 of a New Title Matter and Seller elects to cure such matter, Buyer does not receive by the earlier of (A) the Last Closing Date or (B) ten days after the later of the Approval Date or the date Seller receives such notice either:

4.4.1 Where such New Title Matter would otherwise be within the scope of coverage of the Title Policy, written confirmation from the Title Company that such New Title Matter will not be scheduled as an exception in the Title Policy, or

4.4.2 If acceptable to Buyer in its reasonable business judgment, written confirmation from the Title Company that it will affirmatively insure Buyer against loss resulting from such New Title Matter, by an endorsement to the Title Policy in a form and substance reasonably satisfactory to Buyer, together with Seller’s unconditional written undertaking to take, at or before Closing, such steps as the Title Company requires to accomplish either 4.4.1 or 4.4.2 above, notwithstanding anything in this Agreement to the contrary, Buyer shall have the right to terminate the Escrow and this Agreement by written notice of termination given to Seller no later than five (5) Business Days after the scheduled Closing Date, whereupon Escrow Agent shall cancel the Escrow, disburse the Deposit to Buyer and return every other item in the Escrow to the Party which deposited the same. If Buyer does not so elect to terminate this Agreement, the New Title Matter(s) in question shall then be deemed to be Permitted Exceptions.

4.5 Extension of Closing Date for Notice and Cure. If Buyer gives Seller notice of objection to any New Title Matter later than the 30th day preceding the Last Closing Date, the Last Closing Date may be extended by Seller, to a date no more than 30 days after the date otherwise specified herein as the Last Closing Date. Such extension shall be effected by a Seller’s giving written notice of such extension to Buyer on or before the date otherwise specified herein as the Last Closing Date.

4.6 Access to Property. During the period from the Effective Date to Closing, Seller shall provide to Buyer, its agents, consultants and counsel, upon reasonable advance notice but not less that one Business Day’s prior notice, access at all reasonable times to the Hotel Premises, for purposes of conducting (at Buyer’s sole expense and liability) any inspections, observations, examinations, surveys and tests that Buyer may reasonably require (but Buyer shall not conduct any borings, drilling or other invasive or destructive testing without Seller’s prior written consent (such consent not to be unreasonably withheld or delayed) and without first evidencing to Seller liability insurance coverage for such activity reasonably satisfactory in scope and amount to Seller).

Such right of access, however, shall be subject to the rights of guests, tenants and licensees of the Hotel, and Buyer in its activities under this Section 4.6 shall conduct its inspections so as not to interfere with such rights or the operation of the Hotel in any material respect. In no event shall Buyer communicate with any employees of or at the Hotel other than such persons, if any, as Seller designates in writing from time-to-time (“Designees”), provided, however, that at all times from and after the Effective Date there shall be Designees reasonably acceptable to Buyer with whom Buyer is authorized and permitted to communicate, nor shall Buyer disclose or permit to be disclosed to any employees the nature or reason for Buyer’s presence on or about the Hotel Premises, without Seller’s prior written approval.

4.7 Indemnification. Buyer shall hold harmless, indemnify and defend Seller from and against any and all claims, liability and losses, and expenses related thereto (including reasonable attorneys’ fees), which Seller incurs by reason of any damage to property (including, without limitation, the Hotel Premises or FF&E), or any third-party claim arising or asserted to arise out of, any exercise by Buyer or Buyer’s representatives of Buyer’s inspection rights under this Agreement, conducted at or about the Hotel Premises. Buyer shall, with reasonable promptness, repair in a good and workmanlike manner any damage to the Hotel Improvements or FF&E caused by any such activity.

4.8 Buyer’s Right of Termination. In addition to the right of termination provided in Section 4.4, Buyer shall have the right, in its sole discretion, to terminate this Agreement unless Buyer is satisfied as to all matters related to the Hotel and bearing upon the suitability of the Hotel for Buyer’s purposes; but Buyer shall be conclusively deemed to have waived such right unless by 5:00 p.m., Eastern Standard Time, on the Approval Date Buyer has given Seller and Escrow Agent written notice of termination of this Agreement.

5. REPRESENTATIONS.

5.1 By Seller.

5.1.1 Regarding the Hotel. Seller hereby represents to Buyer that, as of the Effective Date (and except as disclosed in Exhibit C to this Agreement or in any other Exhibit to this Agreement, in the Existing Environmental Report, the Existing Title Report or the Existing Survey listed on Exhibit D, or in any other document (or a reasonably detailed written notice) furnished by Seller to Buyer ten (10) days prior to the Approval Date, including the documents listed on Exhibit E):

5.1.1.1 Seller has not received written notice from any Governmental Authority (A) that the current condition, occupancy, ownership or use of the Hotel violates or will require correction under any applicable Law (including, without limitation, building and safety codes, Title III of the Americans with Disabilities Act, OSHA regulations, Laws regulating Hazardous Substances or Environmental Laws) or (B) revoking, canceling or denying renewal of any Permit.

5.1.1.2 Seller has not filed any notice of protest or appeal against, or commenced proceedings to recover, any tax assessments against the Hotel Parcel, the Hotel Improvements or any other part of the Property.

5.1.1.3 Seller has furnished Buyer copies of the fiscal year 2004, 2005 and 2006 audited annual financial statements (the “Audited Financial Statements”). Seller has also furnished unaudited monthly statements for 2007 through July 31, 2007 (the “Unaudited Financial Statements”). Seller shall provide Buyer with additional Unaudited Financial Statements as they become available between the Effective Date and the Closing Date. The Audited Financial Statements are complete and accurate in all material respects, and, to Seller’s Knowledge, the 2007 Unaudited Financial Statements are complete and accurate in all material respects (subject to customary year end adjustments).

5.1.1.4 Except for those leases listed on Exhibit F, there are no Leases encumbering the Hotel.

5.1.1.5 None of the Hotel Employees are covered by a collective bargaining agreement or are included within a bargaining unit that has been certified under the National Labor Relations Act.

5.1.1.6 Exhibit G identifies all of the Service Contracts.

5.1.1.7 Exhibit H identifies all of the Equipment Leases.

5.1.1.8 Except as set forth on Exhibit I, Seller has neither given to nor received from a party to any Service Contract, Equipment Lease, Lease, Permit, the Ground Lease, the Parking Agreement or any other Third Party Contract, written notice that any material default currently exists under such contract, lease or permit, the Ground Lease, the Parking Agreement or any other Third Party Contract or asserting any defense, or right of set-off, under such contract, lease or permit or the Ground Lease, the Parking Agreement or any other Third Party Contract.

5.1.1.9 None of the Hotel Employees are covered by a collective bargaining agreement or included within a bargaining unit certified pursuant to the National Labor Relations Act or similar state Law. Except as disclosed in the schedule attached hereto as Exhibit J, there are no employment agreements covering any Hotel Employees.

5.1.1.10 To Seller’s Knowledge, no unresolved material labor dispute, strike or other material work stoppage or slowdown currently exists with respect to any of the Hotel Employees.

5.1.1.11 The schedule attached hereto as Exhibit J identifies each of the “employee benefit plans” (as defined in Section 3(3) of ERISA) currently maintained or sponsored by Seller or Hotel Manager, or to which either Seller or Hotel Manager currently contributes, for the benefit of any Hotel Employee (collectively, the “Employee Plans” and each an “Employee Plan”). Seller has delivered, or within ten Days after the Effective Date will have delivered, true and complete copies of the plan documents for the Employee Plans. None of the Employee Plans are “multi-employer plans” (as defined in Section 3(37) of ERISA).

5.1.1.12 No delinquency exists in any contribution or other payment obligation on the part of the employer party under any Employee Plan and the employer party is otherwise in material compliance with the terms of each Employee Plan and with the applicable requirements of ERISA and the Code. No Employee Plan is under audit by the Internal Revenue Service or the U.S. Department of Labor.

5.1.1.13 Each Employee Plan has received a favorable determination letter from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code.

5.1.1.14 To the best of Seller’s Knowledge, except for routine claims for benefits and appeals of such claims, no claim or lawsuit has been asserted in writing or commenced against any Employee Plan or its fiduciary.

5.1.1.15 To the best of Seller’s Knowledge, except as provided on Exhibit K, the assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets owned by Seller or Hotel Manager and used in connection with the operation and business of the Hotel. Except as otherwise disclosed in this Agreement, there are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) binding upon the Property, relating to the ownership, occupancy, operation, management or maintenance of the Property, except for those Service Contracts, Permits, Equipment Leases and Leases to which Seller becomes a party with the approval of Buyer or which Buyer (or Buyer’s Manager) may enter into before the Closing. As of the Closing, any Service Contracts, Permits, Equipment Leases and Leases to which Seller has become a party with the approval of Buyer, and the Ground Lease and the Parking Agreement shall be in full force and effect, and no default shall have occurred and be continuing thereunder on the part of Seller and no circumstances shall exist which, with the giving of notice, the lapse of time or both, would constitute such a default on the part of Seller, and Seller shall promptly disclose to Buyer any defaults (or circumstances which with the giving of notice or lapse of time or both would constitute a default) by any other parties to such agreements. No party has, and as of the Closing no party shall have, any right or option to acquire the Property or any portion thereof, other than Buyer.

5.1.1.16 There are no, and as of the Closing there shall be no: (i) claims, demands, litigation, proceedings or governmental investigations pending or, to the best of Seller’s Knowledge, threatened against Seller, or any affiliate of Seller (collectively, “Seller Parties”) or related to the Property or any part thereof or the business conducted or to be conducted thereon, except as set forth on Exhibit I attached hereto and incorporated herein by reference, or (ii) pending or threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. Additionally, Seller has received no written notice of and, to the best of Seller’s Knowledge, there are no, and as of the Closing there shall be no: (i) pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any part thereof, (ii) pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, (iii) pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Property, or (iv) other pending, actual or, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Property or might become a lien on the Property or any part thereof.

5.1.1.17 Except for the Equipment Leases and the Secured Loan, at the Closing Seller shall have good and marketable title to the FF&E, Inventory and Intangibles, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than applicable Permitted Exceptions), and there shall be no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to the FF&E, Inventory and Intangibles.

5.1.1.18 To the best of Seller’s Knowledge, all appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are available at the boundaries of the Land and Seller is entitled to connect the Hotel thereto, and upon connection to the Hotel and payment of all connection or “tap-on,” usage and similar fees such utilities shall be available to service the Hotel.

5.1.1.19 Intentionally Omitted.

5.1.1.20 Seller has not received any written notices that the Property is, and to Seller’s Knowledge the Property is not, in violation of any applicable laws, rules, regulations, ordinances and codes.

5.1.1.21 There are no management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel to which Seller is a party or which are binding upon the Property, other than the Hotel Management Agreement and the Hotel License, each of which is in full force and effect. The Hotel License shall not be terminated until the termination of the Hotel License at Closing, as provided in Section 7.3 of this Agreement. Seller shall cause the Hotel to continue to be managed under the Hotel Management Agreement until Closing occurs.

5.1.2 Regarding Seller. Seller hereby represents to Buyer that:

5.1.2.1 Seller is duly organized, validly existing and in good standing under the laws of its State of incorporation and Seller has qualified to do business as a foreign limited partnership in the Commonwealth of Virginia and the Seller’s general partner is a corporation which is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Seller has full power and authority to enter into this Agreement and to fulfill its obligations hereunder; has authorized its execution, delivery and performance of this Agreement by all necessary corporate and/or partnership action; and has caused this Agreement to be duly executed and delivered on its behalf to Buyer.

5.1.2.2 Seller has full right and power to convey and deliver possession of the Hotel and to transfer all of the other property comprising the Hotel in accordance with this Agreement, and the Hotel constitutes all or substantially all of the assets of Seller.

5.1.2.3 As of the Effective Date, (i) no government, third-party or other approval or consent which has not already been obtained is required for Seller’s execution and delivery of, or performance of obligations under, this Agreement and (ii) Seller’s execution, delivery and performance of this Agreement do not and will not violate, and are not restricted by, Seller’s organizational documents or any mortgage, indenture, contractual obligation, permit, judgment, order, decree or Law to which Seller is a party or by which Seller or any of the property comprising the Hotel is bound.

5.1.2.4 As of the Effective Date, there are no lawsuits pending or, to Seller’s knowledge, threatened against Seller or all or any part of the Property whose outcome could adversely affect Seller’s ability to perform its obligations under this Agreement or could have a material adverse effect on the Hotel or its operations.

5.1.2.5 Except for the Broker, Seller has not engaged or dealt with any broker, finder or similar agent in connection with the transactions contemplated by this Agreement.

5.1.2.6 Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and income tax regulations promulgated thereunder).

5.1.2.7 None of Seller, Seller’s general partner or, to Seller’s knowledge, any of its other partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

5.1.2.8 Neither Seller nor any of its affiliates is a person or entity described in Section 1 of the Executive Order (No. 13, 224) Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. 49, 079 (September 24, 2001) (the “Executive Order”).

5.2 By Buyer. Buyer hereby represents to Seller that:

5.2.1 Buyer is a Virginia corporation duly formed, validly existing and in good standing under the laws of the State of its formation, is in good standing and qualified to do business in the Commonwealth of Virginia; has full power and authority to enter into this Agreement and to fulfill its obligations hereunder; has authorized the execution, delivery and performance of this Agreement by all necessary company action; and has caused this Agreement to be duly executed and delivered to Seller.

5.2.2 No government, internal or other third-party approvals or consents which have not already been obtained are required for Buyer’s execution and delivery of, or performance of obligations under, this Agreement, and Buyer’s execution and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or applicable Law to which Buyer is a party or by which Buyer is otherwise bound.

5.2.3 As of the Effective Date, there are no lawsuits filed and served against Buyer or, to Buyer’s knowledge, otherwise pending or threatened whose outcome could adversely affect Buyer’s ability to purchase the Hotel and otherwise perform its obligations under this Agreement.

5.2.4 Except for Seller’s Broker, Buyer has not engaged or dealt with any broker, finder or similar agent in connection with the transaction contemplated by this Agreement.

5.2.5 PRIOR TO THE APPROVAL DATE, BUYER WILL CONDUCT ITS OWN INVESTIGATION OF THE HOTEL AND MAKE ALL INQUIRIES, INSPECTIONS, TESTS, AUDITS, STUDIES AND ANALYSES (“INQUIRIES”) IN CONNECTION WITH PURCHASING THE HOTEL THAT BUYER DEEMS NECESSARY OR ADVISABLE AND BUYER WILL RELY ON SUCH INSPECTIONS AND TESTS IN DETERMINING IF THE

HOTEL IS SUITABLE FOR BUYER’S PURPOSES. IF FOR ANY REASON BUYER IS UNABLE ON OR BEFORE THE APPROVAL DATE TO MAKE ANY INQUIRY THAT IT DESIRED TO MAKE, OR THAT IS CUSTOMARILY MADE IN TRANSACTIONS OF THIS SORT, OR OTHERWISE FAILS TO OBTAIN INFORMATION SUFFICIENT TO ANSWER ANY QUESTION REGARDING THE CONDITION AND SUITABILITY OF THE HOTEL, AND YET NONETHELESS PROCEEDS WITH THE PURCHASE OF THE HOTEL, BUYER SHALL ASSUME ALL RISKS THAT, HAD IT PERFORMED SUCH INQUIRY OR OBTAINED SUCH INFORMATION, IT WOULD HAVE ELECTED NOT TO PROCEED WITH THE PURCHASE OF THE HOTEL ON THE TERMS CONTAINED HEREIN.

5.2.6 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSFER INSTRUMENT OR OTHER DOCUMENT OR INSTRUMENT DELIVERED TO BUYER PURSUANT TO SECTION 10.2 HEREOF, BUYER IS BUYING THE HOTEL “AS IS, WHERE-IS AND WITH ALL FAULTS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER, WHETHER BY SELLER OR BY ANY ONE ACTING ON SELLER’S BEHALF (INCLUDING, WITHOUT LIMITATION, AGENTS, BROKERS, CONSULTANTS, COUNSEL, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, TRUSTEES OR BENEFICIARIES).

5.3 WAIVER AND RELEASE. AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE HOTEL HEREUNDER, EXCEPT FOR A CLAIM MADE UNDER THIS SECTION 5 FOR MONETARY DAMAGES DUE TO A BREACH OF A REPRESENTATION OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER HEREBY WAIVES AND RELINQUISHES, AND RELEASES SELLER AND ALL OF SELLER’S PARTNERS AND AFFILIATES (COLLECTIVELY, “SELLER RELEASEES”) FROM, ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST SELLER RELEASEES OR ANY OF THEM BASED DIRECTLY OR INDIRECTLY ON (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE HOTEL, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS SUBSTANCES OR (B) ANY AND ALL STATEMENTS, REPRESENTATIONS WARRANTIES, REPORTS, OPINIONS OR OTHER INFORMATION, OR ANY MISREPRESENTATION OR FAILURE TO DISCLOSE TO BUYER ANY INFORMATION, REGARDING THE HOTEL (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION WHICH SELLER SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY BUYER THROUGH AN INSPECTION OF THE HOTEL OR THE PROPERTY RECORDS), OTHER THAN SUCH A MISREPRESENTATION CONSTITUTING WILLFUL FRAUD, GROSS NEGLIGENCE AND/OR BAD FAITH. BUYER UNDERSTANDS THAT SUCH WAIVER AND RELEASE INCLUDES STATUTORY AS WELL AS “COMMON LAW” AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH BUYER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER. BUYER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLER IN ENTERING INTO THIS AGREEMENT, THAT BUYER’S COUNSEL HAS ADVISED BUYER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH

WAIVER AND RELEASE AND THAT BUYER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE HOTEL AT THE PURCHASE PRICE SPECIFIED HEREIN, SELLER’S DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING THE HOTEL OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN. NOTWITHSTANDING THE FOREGOING PROVISIONS, IN NO WAY SHALL THIS SECTION 5.3 RELEASE THE SELLER FROM ANY OF ITS INDEMNIFICATION OR OTHER OBLIGATIONS EXPLICITLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT OR INSTRUMENT ENTERED INTO OR DELIVERED IN CONNECTION HEREWITH.

BUYER HEREBY ACKNOWLEDGES AND AGREES THAT (i) BUYER MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW (OR AS OF THE CLOSING) KNOWN OR BELIEVED TO BE TRUE REGARDING THE PROPERTY AND/OR PROPERTY INFORMATION, (ii) BUYER’S AGREEMENT TO RELEASE, ACQUIT AND DISCHARGE SELLER AND SELLER RELEASEES AS SET FORTH HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT, NOTWITHSTANDING THE EXISTENCE OR DISCOVERY OF ANY SUCH DIFFERENT OR ADDITIONAL FACTS, AND (iii) BUYER KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS, BENEFITS AND PRIVILEGES TO THE FULLEST EXTENT PERMISSIBLE UNDER ANY FEDERAL, STATE, LOCAL, OR OTHER LAWS WHICH DO OR WOULD NEGATIVELY AFFECT VALIDITY OR ENFORCEABILITY OF ALL OR PART OF THE RELEASES SET FORTH IN THIS AGREEMENT.

5.4 Survival and Limitations. The Parties’ representations set forth in this Section 5 (and their respective liability for any breach thereof) shall survive Closing and shall not be deemed to merge into any of the Transfer Instruments; provided, however, that Buyer or Seller shall have no liability to the other party for any breach of such representations unless:

5.4.1 The facts constituting such breach have not been disclosed in writing to Buyer or Seller, as applicable, at least five (5) days prior to Closing;

5.4.2 Buyer or Seller, as applicable, has given the other party written notice claiming such breach, and stating in reasonable detail the factual basis for such claim, within twelve (12) months after Closing (other than with respect to a breach of the representations and warranties set forth in Sections 5.1.1.17, 5.1.2.1, 5.1.2.2, 5.1.2.3, 5.2.1, 5.2.2 and 5.2.3, which shall not be subject to such limitations); and

5.4.3 Buyer’s or Seller’s, as applicable, actual out-of-pocket loss from such breach exceeds $5,000 and from all breaches of Buyer’s or Seller’s (as applicable) representations herein exceeds $50,000 in the aggregate; and provided further, that in no event shall the aggregate liability of the party against whom such claim(s) are made for all such breaches exceed four percent (4%) of the Purchase Price (other than with respect to a breach of the representations and warranties set forth in Sections 5.1.1.17, 5.1.2.1, 5.1.2.2, 5.1.2.3, 5.2.1, 5.2.2 and 5.2.3, which shall not be subject to such limitations).

5.5 Notice of Subsequent Event or Discovery. Prior to Closing, each Party shall give the other prompt notice of its discovery of any event or condition which has the effect of making any representations contained in Section 5 materially inaccurate.

6. OPERATION OF THE HOTEL PENDING CLOSING. From the Effective Date until Closing, except for emergencies, Seller shall use commercially reasonable efforts to operate the Hotel in the Ordinary Course and shall not cause, approve or voluntarily permit any material change in the operations of the Hotel without Buyer’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed), including:

6.1 Material alterations or other material changes in the Hotel Improvements except as may be currently required by Law.

6.2 Cancellation or surrender of any existing Permit.

6.3 Creation of or permitting any Lease or voluntary Lien, provided that all Monetary Liens shall be paid in full and released by Seller at Closing and all other Liens not approved by Buyer pursuant to the terms of this Agreement shall be released by Seller at Closing.

6.4 Entering into or materially modifying any Service Contract or Equipment Lease unless the same is terminable upon not more than thirty (30) days’ notice without penalty.

6.5 Modifying the Ground Lease in any material way.

6.6 Material reductions in levels of service, sales and marketing efforts, maintenance or staff.

If Buyer proceeds to Closing after written notice of any breach by Seller of this Section 6 received at least five (5) days prior to Closing, Buyer shall be deemed to have waived such breach and shall have no claim against Seller after Closing on account of such breach.

7. OTHER AGREEMENTS.

7.1 Property Management Agreement. Buyer shall not assume any obligations under the Hotel Management Agreement. Seller shall cause the Hotel Management Agreement to be terminated as of Closing and shall deliver possession of the Hotel to Buyer free and clear of any possessory rights of the Hotel Manager or Seller. Seller shall remain responsible for all amounts due under the Hotel Management Agreement and shall hold harmless, indemnify and defend Buyer from and against any claims or liability therefor. The provisions of this Section 7.1 shall survive Closing and shall not merge into any of the Transfer Instruments.

7.2 Liquor License(s) and Inventory.

7.2.1 Application for New Liquor License. Buyer or its affiliate(s) and/or Buyer’s Manager shall be responsible, at its expense, for promptly preparing, filing and diligently prosecuting all applications before Governmental Authorities for the transfer or re-issuance of the Liquor License at the Hotel to Buyer or its nominee following Closing. Seller shall cooperate with Buyer in such applications as Buyer may reasonably request (without charge to Buyer but without any obligation on the part of Seller to incur out-of-pocket expense or liability in doing so). If, despite diligent efforts, Buyer has not been able to obtain the new Liquor License at the Hotel by the Last Closing Date, Seller shall enter (or, if Seller does not hold the existing Liquor License, shall cause the holder of such license to enter) into an interim arrangement with Buyer or Buyer’s Manager, as Buyer may direct, in a commercially reasonable form to be agreed on prior to the Approval Date by Buyer, Seller and Buyer’s Manager (if applicable) (the “Interim Liquor Agreement”) that will permit the Liquor Operations to continue at the Hotel under the existing Liquor License pending issuance of a Liquor License to Buyer or its nominee; provided, however, that such interim arrangement is, in the reasonable judgment of Seller, permitted by applicable alcoholic beverage control Laws. If Seller, Buyer and Buyer’s Manager, if applicable, are unable to agree on a form of Interim Liquor Agreement before the Approval Date, despite their good faith, commercially reasonable efforts, Buyer may terminate this Agreement or waive this requirement (in which event, delivery of the Interim Liquor Agreement will not be a condition on Buyer’s obligation to close). Buyer’s obligation to proceed to Closing shall not be conditioned upon the issuance of the Liquor License.

7.2.2 Transfer of Liquor Inventory. Notwithstanding any other provision of this Agreement, the Liquor Inventory shall be sold and transferred to Buyer, Buyer’s affiliate(s), Buyer’s Manager or otherwise as directed by Buyer only in such manner as complies with applicable alcoholic beverage control Laws and the terms of the Liquor License. In no event shall there be a reduction in the Purchase Price or a proration credit in Buyer’s favor if, as of the Closing, the Liquor Inventory is not able to be sold and transferred in a manner complying with the applicable alcoholic beverage control Laws and the terms of the Liquor Licenses.

7.3 Hotel License Agreement. Promptly after the Effective Date, Seller shall give the notices (accompanied by a copy of this Agreement) required under Section 17.2 of the Hotel License Agreement, notifying the licensor of a potential sale of the Hotel to Buyer. Buyer shall have the responsibility of satisfying itself with respect to the terms and conditions (including, without limitation, any upgrading requirements) under which the licensor under the Hotel Licensing Agreement would grant to Buyer (or its assign) a license to operate the Hotel, from and after Closing as a Marriott Hotel (the “New License”). Within ten (10) days after the Effective Date, Buyer shall with respect to the New License submit an application in the licensor’s required form for such New License, and thereafter (A) diligently prosecute such application (B) provide the licensor with any reasonably or customarily requested information regarding Buyer (and its assign, if any), (C) pay (when required) the licensor’s standard application fee (except to the extent waived by the licensor), (D) if approved by the licensor, enter into the licensor’s then standard form of license agreement (except to the extent the licensor agrees to any changes requested by Buyer), to be effective upon Closing and (E) comply with all other conditions imposed by the licensor (unless waived), in accordance with its current licensing policies, for the issuance of such New License effective upon Closing, Buyer shall have a period of sixty (60) days from the Effective Date (such period being referred to as the “License Approval Period”) to obtain the New License from Marriott International. If Buyer has not obtained such New License prior to the expiration of the License Approval Period, Buyer may proceed to Closing or may terminate this Agreement by written notice to Seller given on or prior to the expiration of the License Approval Period. In the event Buyer elects to terminate this Agreement, the Deposit shall be refunded to Buyer and the parties shall have no further obligations or liabilities except as expressly set forth in this Agreement. Upon Closing, Seller shall surrender its existing licenses under the Hotel License Agreement and the Hotel License Agreement shall have been terminated.

7.4 Assumption of Metropolitan Loan. Within two (2) days after the Effective Date, Seller shall provide to Buyer copies of all documents evidencing, securing or otherwise related to the Secured Loan (as hereinafter defined). Promptly after the Effective Date Seller and Buyer agree to take any and all steps necessary to facilitate the assumption by Buyer of that certain loan among Seller, as borrower, James Procaccianti, as guarantor, and Metropolitan Life Insurance Company, or its successor or transferee (the “Secured Lender”), entered into on or about September 3, 2004 in the original principal amount of TWENTY SIX MILLION SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($26,750,000.00) (the “Secured Loan”). The term “Assumed Loan Documents” shall mean each of the documents listed on Exhibit M attached hereto, which were executed and delivered in connection with the Secured Loan.

In connection with the assumption of the Secured Loan, Buyer agrees to pay (i) any and all fees payable to the Secured Lender pursuant to the Assumed Loan Documents in connection with the assignment thereof to Buyer and (ii) the costs, fees and expenses of the Secured Lender and its counsel in connection with the assignment to, or assumption by Buyer of the Secured Loan (the “Assumption Fees”). As part of the assumption of the Secured Loan, Buyer agrees to provide a substitute guarantor reasonably acceptable to Buyer and Lender (and to Seller if the Secured Lender will not release James Procaccianti from the existing guaranty for the period from and after the date of the loan assumption). Seller shall cooperate with Buyer (at no charge to Buyer) to facilitate Buyer’s assumption of the Secured Loan. The parties acknowledge and agree that Buyer may elect to extend the date for Closing to a date not later than six (6) months after the Effective Date in order to effect Buyer’s assumption of the Secured Loan or, at Buyer’s election, a defeasance of the Loan, provided that Buyer may further extend the date for Closing, to a date not later than the Last Closing Date to effect an assumption or defeasance of the Loan, provided that Buyer shall not be excused from closing on the purchase of the Hotel pursuant to the terms of this Agreement if it is not able to defease the Secured Loan so long as the Secured Lender has approved Buyer’s assumption of the Secured Loan.

7.5 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer and/or its affiliates, whether before or after Closing and regardless of whether such information is included in the Hotel Records to be transferred to Buyer hereunder. Seller shall provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Buyer sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letter. The provisions of this Section shall survive Closing or termination of this Agreement.

7.6 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Agreement.

7.7 Indemnification. If the transactions contemplated by this Agreement are consummated as provided herein:

7.7.1 Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, and in all instances subject to the limitations set forth in Section 5.4 above, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement;

(ii) any claim made or asserted by any Hotel Employee arising out of Seller’s decision to sell the Property except with respect to claims expressly indemnifiable by Buyer pursuant to the third sentence of Section 8.14 for WARN Act violations for failure to give notice under the WARN Act as provided in such Section;

(iii) any liability or obligation of Seller not expressly assumed at Closing by Buyer pursuant to this Agreement;

(iv) the conduct and operation by or on behalf of Seller or Hotel Manager of the Hotel or the ownership, use or operation of the Property prior to Closing; and

(v) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws.

7.7.2 Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Agreement, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement;

(ii) the conduct and operation by or on behalf of Buyer or Buyer’s Manager of the Hotel or the ownership, use or operation of the Property after the Closing; and

(iii) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

7.7.3 Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Agreement (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

7.7.3.1 The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 7.7, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

7.7.3.2 If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the reasonable discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

7.7.3.3 Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party, (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief, or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith and reasonable business judgment of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party shall not be entitled to assume the defense of the legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

7.7.3.4 In any Legal Action initiated by a third party and defended by the Indemnifying Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accountants and other representatives, all books and records of the Indemnifying Party relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

7.7.3.5 In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

7.8 Otis Elevator Contract. In connection with that certain contract between the Seller and Otis Elevator Company dated as of June 5, 2006 relating to the repair and maintenance of the elevator and escalator systems (the “Otis Elevator Contract”), Seller acknowledges, covenants and agrees that all of the work set forth in Exhibit N attached hereto (the “Elevator Work”) shall be completed by the Closing Date.

7.9 New Management. For the week immediately preceding the Closing Date, Buyer’s Manager shall be permitted reasonable access during normal business hours to the Hotel and to all books, records and other information in the possession or control of Seller, Hotel Manager and their affiliates and/or its or their agents concerning the Hotel; provided, however, that Buyer, Buyer’s Manager, and its or their employees and/or agents (a) shall not unreasonably interfere with the normal management and operation of the Hotel, (b) shall hold all information acquired from such books and records confidential in accordance with the terms of this Agreement, and (c) shall not be deemed to have assumed management responsibilities by virtue of this Section 7.9.

7.10 Possession; Assignment and Assumption. Possession of the Property shall be given by Seller to Buyer at Closing, and Seller shall deliver to Buyer at Closing, in addition to all other deliveries of Seller provided for pursuant to this Agreement, all Assumed Contracts assigned to and assumed by Buyer pursuant to the terms of this Agreement, together with evidence reasonably satisfactory to Buyer that all agreements affecting the Hotel not assigned to and assumed by Buyer have been terminated as of Closing. Buyer shall not assume, and Seller shall sell the Property to Buyer free and clear of, all obligations and liabilities of Seller (including, without limitation, and existing franchise agreement and/or management agreements affecting the Property), except for the Ground Lease and the Assumed Contracts that Buyer has expressly agreed to assume at Closing arising in respect of any period from and after Closing (other than any liability or obligation arising from or in any way related to any breach or default by Seller or its affiliates) (collectively, the “Assumed Obligations”). At Closing, Seller shall assign to Buyer all rights and privileges in, under and to the Assumed Contracts. Seller agrees that it is, and after Closing shall remain, liable for (i) all obligations and liabilities under (x) the Assumed Contracts arising in respect of any period prior to Closing and/or (y) all agreements affecting the Hotel not assumed by Buyer at Closing, including, in each case, all obligations and liabilities arising from or in any way related to any breach or default by Seller thereunder, (ii) all tax obligations and tax liabilities relating to Seller, Hotel Manager or its or their affiliates or the Property payable or arising in respect of any period prior to Closing, and (iii) all obligations and liabilities arising with respect to the matters described on Exhibit O hereto (collectively, the “Retained Obligations”). The provisions in this Section 7.10 relating to the Assumed Obligations and the Retained Obligations shall survive Closing.

7.11 Costs.

7.11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Agreement, Seller shall be responsible for paying all transfer and recordation taxes applicable to the sale of the Property, including, without limitation, all transfer, sales, use or bulk transfer taxes or the taxes on or in connection with the Ground Lease Assignment and the recordation thereof (other than sales tax on the Personal Property conveyed to Buyer at Closing pursuant to the Bill of Sale) and Seller shall be responsible for all accrued taxes of Seller prior to Closing and all income, sales and use taxes and all other such taxes of Seller attributable to the sale of the Property to Buyer. In connection with the foregoing, Seller shall take any and all steps reasonably necessary to prevent Buyer from incurring successor or transferee liability for any of the foregoing taxes, including, without limitation, correctly filing all state tax reports and making all payments with respect to all such taxes and providing to Buyer such documentation as Buyer may reasonably request to evidence such filing and payment. Promptly after the Approval Date and no later than ten (10) days prior to Closing, Seller shall apply for a tax clearance certificate from the department of revenue or applicable governmental authority or authorities in the state in which the Property is located (the “Taxing Authorities”) reflecting that all state tax reports have been filed and all payments have been made (the “Tax Clearance Certificate”), and Seller shall diligently pursue receipt of, and use best efforts to obtain, the Tax Clearance Certificate at the earliest possible date, all at Seller’s cost and expense. Upon Seller’s receipt of the Tax Clearance Certificate from the Taxing Authorities, Seller shall promptly provide a copy of the Tax Clearance Certificate to Buyer. Seller shall be responsible for all costs, fees and expenses related to the termination of any existing management agreement and for the termination of the Hotel License Agreement, as well as costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives and all other Closing costs to be paid by Seller pursuant to Section 10.4.1 of this Agreement. Seller shall also be responsible for payment of all Monetary Liens and all other Liens required to be paid and/or released at Closing pursuant to this Agreement. The provisions of this Section 7.11.1 shall survive Closing.

7.11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Agreement, Buyer shall be responsible for sales tax (if any) on Personal Property conveyed to Buyer at Closing pursuant to the Bill of Sale, and Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for Closing costs to be paid by Buyer pursuant to Section 10.4.2 of this Agreement.

7.12 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Escrow Funds”) shall be withheld from the Purchase Price payable to Seller and shall be deposited until December 31, 2008 (the “Release Date”) in an escrow account with the Title Company pursuant to an escrow agreement in the form attached hereto as Exhibit P (the “Post-Closing Agreement”) providing for releases of Escrow Funds to pay such post-closing claims, with any remaining Escrow Funds to be released to Seller on the Release Date, provided that the Title Company shall retain, hold and disburse pursuant to the Post-Closing Agreement Escrow Funds in an amount equal to one hundred ten percent (110%) of the aggregate amount of the unresolved claims asserted by Buyer as of the Release Date.

8. PRORATIONS, CREDITS AND OTHER ADJUSTMENTS. At Closing, the Parties shall make the prorations and other adjustments provided below, and the net amount consequently owing to Seller or Buyer shall be added to or subtracted from the proceeds of the Purchase Price payable to Seller at Closing. Beginning as close to the anticipated Closing Date as practicable, Seller shall, in consultation with Buyer and with Buyer’s reasonable cooperation, cause to be prepared a prorations and credit statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments in payment at Closing required under this Section 8 or under any other provision of this Agreement. As soon as the Parties have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent. To the extent the Parties are unable to agree by Closing on any item on the Preliminary Statement, Seller’s estimation of such item shall be used and such item shall be finally resolved on the Final Statement pursuant to Section 11. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 12:01 a.m. on the date of Closing (the “Cutoff Time”), with the income and expenses accrued prior to the Cutoff Time being allocated to Seller and the income and expenses accruing on and after the Cutoff Time being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller shall request that the Existing Manager and the Manager coordinate to determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

8.1 Taxes. All ad valorem real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

8.2 Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the date of Closing for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

8.3 Proration of Expenses. The following items of expense with respect to any portion or aspect of the Hotel shall be prorated between Seller and Buyer as of the Closing Date:

8.3.1 Periodic charges under Assumed Contracts and the Ground Lease (such as monthly rents or fixed periodic charges), but not charges made on a per-order or per-call basis.

8.3.2 Employee Liabilities for wages, salary, benefit payments and payroll taxes for the pay period(s) in which Closing occurs and for accrued Employee Leave, except to the extent that Seller is required by applicable Law or otherwise elects to determine and itself pay such liabilities accrued through the day preceding Closing.

8.3.3 Fees paid or payable for Permits to the extent such Permits are transferable.

8.3.4 Prepaid expenses, including advertising expenses, trade association and trade subscriptions, prepayments under Service Contracts and Equipment Leases.

8.3.5 All other Hotel operating expenses of a strictly periodic nature (and not based upon specific orders for goods or services) and other items incurred in the ordinary course of business and customarily prorated and adjusted in similar transactions.

To the extent reasonably practicable, though, in lieu of prorating the charges for any metered utility service, the Parties shall endeavor to have the utility read the meter as early as possible on the Closing Date, render a final bill to Seller based on such reading and bill all subsequent service to Buyer.

8.4 Income/Charges. All rents, income and charges receivable or payable under any Leases and Assumed Contracts applicable to the Property and assigned to and assumed by Buyer, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time. Seller shall be responsible for all amounts payable under any agreements affecting or relating to the Hotel not assigned to and assumed by Buyer.

8.5 Credit for Certain Inventories. Seller shall receive a proration credit equal to the book value at Closing of the Food and Beverage Inventory and the Retail Inventory (subject, however, to Section 7.2.2, in the case of the Liquor Inventory).

8.6 Guest Ledger. The open account (“Guest Ledger Account”) for each person who is a guest at the Hotel on the night immediately preceding Closing (“Closing Eve”) shall be prorated between Seller and Buyer as follows:

8.6.1 Room and service charges (including, without limitation, room service charges, in-house movie fees, health or fitness club charges and honor bar charges) for all times preceding Closing Eve shall be credited to Seller.

8.6.2 Room and service charges for all times after Closing Eve shall belong to Buyer.

8.6.3 Room and service charges for Closing Eve shall be divided equally between Seller and Buyer.

8.6.4 Other shall be allocated between Seller and Buyer as of the Closing Date, based on the time such charges were actually incurred.

8.6.5 Any other charges for the 24-hour period including Closing Eve, which cannot be fixed as to the actual time of incurrence, shall be apportioned equally between Seller and Buyer.

8.6.6 From the amounts apportioned to Seller under the foregoing clauses shall be deducted all applicable taxes, travel and tour agent commissions, license, reservation and franchise fees, and similar expenses. Any proration of revenues from Liquor Operations shall be subject to such limitations and conditions as may be imposed by applicable alcoholic beverage control Laws.

All Guest Ledger Accounts shall be assigned to Buyer at Closing, and Seller shall receive a proration credit equal to its net aggregate prorated amount under this Section 8.6 Buyer shall be responsible for paying any taxes and other amounts deducted from Seller’s apportioned share under Section 8.6.6.

8.7 Credits for Cash Banks. Seller shall receive a proration credit equal to the aggregate balance of all Cash Banks as of Closing.

8.8 Secured Loan. if the Secured Loan is assumed by Buyer at Closing, Buyer shall receive a proration credit in the amount of the outstanding principal balance of the Secured Loan on the Closing Date and Seller shall receive a proration credit equal to the actual funded amount of any escrows or impounds held by the Secured Lender in connection with the Secured Loan on the Closing Date.

8.9 Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the date of Closing shall be credited to Buyer.

8.10 Accounts Receivable. To the extent not apportioned at Closing and subject to Section 8.6 above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received by Buyer from debtors owing such accounts receivable balances after Closing, shall be applied as expressly provided in such remittance, or if not specified then to the Buyer’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Seller’s account. Seller shall have the right to collect and receive payments directly from its account debtors.

8.11 Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to the date of Closing shall be retained by Seller and promptly allocated to Seller and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Agreement, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.

8.12 Regarding Hotel Prorations Generally. Unless this Section 8 expressly provides otherwise: (A) all prorations hereunder with respect to the Hotel shall be made as of 12:00:01 a.m., local time (for the Hotel), on the Closing Date, (B) all prorations shall be made on an actual daily basis, and (C), for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with the Uniform System of Accounts, as reasonably modified by Hotel Manager for use at the Hotel.

8.13 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Agreement within one hundred eighty (180) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

8.14 Employees. Unless Buyer and Buyer’s Manager expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the date of Closing; instead, all Continuing Employees shall be offered employment upon Closing by Buyer’s Manager and at that time shall cease to be employees of Seller. The parties acknowledge that, in light of Buyer’s intention to cause the continued operation of the Hotel with substantially the same staff after Closing and the Parties’ desire for a prompt Closing, Seller not take the precautionary step of giving Hotel Employees notice of possible termination of employment at the Hotel under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”). Accordingly, Seller shall not give such notice with respect to the sale of the Hotel to Buyer, and Buyer shall indemnify, defend, protect and hold Seller harmless from and against any and all claims, liability and losses, and expenses related thereto (including reasonable attorneys’ fees) (collectively, “Claims”), arising out of real or alleged violation of the WARN Act for failure to give such notice. Seller shall hold harmless, indemnify and defend Buyer from and against any and all Claims arising out of any and all (A) Employee Liabilities with respect to Continuing Employees accruing or arising in respect of any period prior to Closing (except those which are triggered by a termination of employment by Buyer’s Manager after Closing or for which Buyer has received a proration credit pursuant to the terms of this Agreement) and (B) Employee Liabilities with respect to Hotel Employees who are not Continuing Employees. Buyer shall hold harmless, indemnify and defend Seller from and against any and all Claims arising out of Employee Liabilities with respect to Continuing Employees accruing or first arising in respect of any period on and after the Closing Date, or triggered by a termination of employment by Buyer’s Manager after Closing.

9. CONDITIONS TO CLOSING.

9.1 In Buyer’s Favor. In addition to the conditions specified in Section 4, Buyer’s obligation to close shall be subject to timely satisfaction of each of the following conditions:

9.1.1 Performance of Seller’s Obligations. Performance by Seller in all material respects of its obligations under this Agreement to be performed at or before Closing.

9.1.2 Accuracy of Representations. The accuracy in all material respects, as of Closing, of each of the representations set forth in Section 5.1 as if made on the Closing Date, subject to changes in represented facts that are expressly permitted or required by this Agreement.

9.1.3 Assumption of Secured Loan. The Secured Lender shall have provided Buyer with written notice that (i) it has approved the assumption of the Secured Loan by Buyer (the “Loan Assumption Approval Notice”) and (ii) it is ready willing and able to consummate the transfer of the Secured Loan to Buyer within ten (10) business days of the date of Loan Assumption Approval Notice.

9.1.4 Delivery of Estoppels and Consents. The Seller has delivered to Buyer the Ground Lease Estoppel and Consent and the Parking Agreement Estoppel and Consent to the extent required by Section 2.2.

If any of the conditions specified in this Section 9.1 is not timely satisfied (or waived by Buyer in writing), Buyer shall have the right to terminate this Agreement by giving written notice of such termination to Seller and Escrow Agent by the Last Closing Date (but, in any event, before Closing actually occurs). After Closing, Buyer shall not have any right to terminate this Agreement or rescind its purchase of the Hotel by reason of the failure of any such condition, whether or not such failure was known to or discoverable by Buyer prior to Closing.

9.2 In Seller’s Favor. The obligation of Seller to close Escrow shall be subject to timely satisfaction of each of the following conditions:

9.2.1 Performance of Buyer’s Obligations. Performance by Buyer in all material respects of Buyer’s obligations under this Agreement to be performed at or before Closing.

9.2.2 Accuracy of Representations. The accuracy in all material respects, as of Closing, of each of the representations of Buyer set forth in Section 5.2.

If any condition specified in this Section 9.2 is not satisfied (or waived by Seller in writing) by the Last Closing Date, Seller shall have the right to terminate this Agreement by giving written notice of such termination to Buyer and Escrow Agent by the Last Closing Date (but, in any event, before Closing actually occurs). After Closing, Seller shall not have any right to terminate this Agreement or rescind its purchase of the Hotel by reason of the failure of any such condition, whether or not such failure was known to or discoverable by Seller prior to Closing.

9.3 Pre-Closing Damage or Destruction.

9.3.1 Notice; Etc. Prior to Closing and delivery of possession of the Property to Buyer in accordance with this Agreement, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the date of Closing as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

9.3.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Agreement, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Agreement, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth in this Agreement, no party shall have any further obligation or liability to the other under this Agreement. In the context of condemnation, “substantial” shall mean condemnation of such portion of the Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000) in value.

9.3.3 Procedure for Closing. If Buyer shall not elect to terminate this Agreement under Section 9.3.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage. Notwithstanding the foregoing, in the event that Seller makes any repairs to the Property as a result of such casualty then Seller shall be entitled to a portion of the insurance proceeds sufficient to reimburse Seller for such costs; provided, however, absent an emergency situation in the event that any such repairs are likely to exceed $250,000 in the aggregate then Seller shall not undertake such repairs until such time as it has received the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

10. CLOSING.

10.1 Time, Place and Manner. Closing shall occur on the earlier of (i) date which is ten (10) days after the closing conditions set forth in Sections 9.1 and 9.2 of this Agreement have been satisfied or (ii) the Last Closing Date, through escrow, at the offices of the Escrow Agent (the “Place of Closing”).

10.2 Seller’s Deliveries.

10.2.1 Pre-Closing. On or before the Last Closing Date, Seller shall deliver to Escrow Agent the following documents (“Seller’s Closing Documents”):

10.2.1.1 The Ground Lease Assignment and any other Transfer Instruments (if any) to be recorded at Closing, each duly executed and acknowledged by Seller, for recording at Closing in the official land records of the county where the Hotel is located.

10.2.1.2 A counterpart of the FIRPTA Certificate of Seller, duly executed.

10.2.1.3 Each of the items specified in Section 10.2.2.

10.2.1.4 Such other documents as are required to be delivered pursuant to this Agreement or as the Title Company may reasonably require from Seller in order to effect Closing in accordance with this Agreement.

10.2.2 At Closing. At Closing, Seller shall deliver to Escrow Agent for delivery to Buyer at Closing:

10.2.2.1 Two counterparts of each of the Transfer Instruments, all duly executed by Seller.

10.2.2.2 A counterpart of the FIRPTA Certificate of Seller, duly executed.

10.2.2.3 The Seller’s Closing Certificate as to Representations and Warranties in the form attached hereto as Exhibit Q.

10.3 Buyer’s Deliveries:

10.3.1 Pre-Closing. On or before the Last Closing Date, Buyer shall deliver to Escrow Agent the following funds and documents (“Buyer’s Closing Deliveries”):

10.3.1.1 Good and immediately available funds in an amount (when added to the Deposit) equal at least to the sum of (A) the Purchase Price, reduced by the amount of the Secured Loan assumed by Buyer, plus (B) Buyer’s share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing Seller or Buyer (as the case may be) under Section 8, as shown by the Preliminary Statement and (D) otherwise adjusted as provided for in this Agreement.

10.3.1.2 Each of the items specified in Section 10.3.2.

10.3.1.3 Such documents as are required to be delivered pursuant to this Agreement or as the Title Company may reasonably require from Buyer in order to effect Closing in accordance with this Agreement.

10.3.2 At Closing. At Closing, Buyer shall deliver to Escrow Agent for delivery to Seller, at Closing, two counterparts duly executed of each Transfer Instrument to be executed by Buyer and Buyer’s Closing Certificate as to Representations and Warranties in the form attached hereto as Exhibit R.

10.4 Closing Costs.

10.4.1 Paid By Seller. Seller shall pay:

10.4.1.1 One-half of Escrow Agent’s fees and expenses for administering Escrow.

10.4.1.2 The commission owed to Broker pursuant to a separate agreement between Seller and Broker.

10.4.1.3 All recordation taxes applicable to the Ground Lease Assignment.

10.4.1.4 All transfer, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of any and all of the Property (other than the Personal Property conveyed to Buyer at Closing pursuant to the Bill of Sale).

10.4.2 Paid by Buyer. Buyer shall pay:

10.4.2.1 Sales tax (if any) on the Personal Property conveyed to Buyer at Closing pursuant to the Bill of Sale.

10.4.2.2 Mortgage recording costs to record the assumption agreement for Buyer’s assumption of the Secured Loan (including without limitation any mortgage taxes which might be due in connection with any increase in the principal balance of the Secured Loan).

10.4.2.3 The Assumption Fees required to be paid by the Secured Lender.

10.4.2.4 All charges for the Title Report and the Title Policy, including the charge for Extended Coverage, if elected by Buyer.

10.4.2.5 The cost of the Survey.

10.4.2.6 All recording clerk’s fees incurred in connection with the recording or other filing of the Ground Lease Assignment.

10.4.2.7 One-half of Escrow Agent’s fees and expenses for administering Escrow.

10.4.3 Other Closing Costs. Any other charges and expenses incurred in effecting Closing shall be allocated between the Parties in accordance with the custom for commercial real estate transactions in the county where the Hotel is located. Each Party shall be responsible for the fees and expenses of its Counsel and its other consultants.

10.5 Completion of Closing. Closing shall be effected as follows:

10.5.1 At such time as the Transactors and Counsel have confirmed (A) the delivery to Escrow Agent of each of the items specified in Sections 10.2.1 and 10.3.1, (B) tender of delivery of each of the items specified in Sections 10.2.2 and 10.3.2, if applicable (and provided Escrow Agent has not advised the Parties of any apparent obstacle to issuing the Title Policy as of Closing), and (C) satisfaction of all other conditions to and requirements for Closing, the Parties through their respective Transactors or Counsel shall instruct Escrow Agent to record the Ground Lease Assignment (and any other Transfer Instruments to be recorded) in the appropriate place and to complete Closing by disbursing funds in accordance with Section 10.5.2 and, as appropriate, delivering Seller’s Closing Documents to Buyer and delivering to Seller those Buyer’s Closing Documents that are to be delivered to Seller.

10.5.2 The parties agree to a “New York-style” or “Gap” Closing and, Seller agrees to deliver to Escrow Agent prior to Closing such “gap” indemnity agreement as may be reasonably required by the Escrow Agent. Upon completion of Closing as set forth above, the Parties through their respective Transactors or Counsel shall instruct Escrow Agent to disburse funds (including payment of Closing costs) from Escrow in accordance with written escrow instructions provided by Buyer and Seller to Escrow Agent prior to Closing and any excess funds shall be disbursed as directed by Buyer.

Disbursements to a Party shall be made by wire transfer of current funds to an account at a commercial bank within the United States, as designated to Escrow Agent by such Party or its Counsel.

10.5.3 So long as the Title Company is irrevocably committed to issue the Title Policy as of Closing, it shall not be a condition to disbursement of funds at Closing that the Ground Lease Assignment or any other Transfer Instrument have first been recorded.

10.6 Escrow and Recording Instructions. This Agreement shall also serve as instructions to the Escrow Agent/Title Company regarding the recording of instruments and disbursement of funds from Escrow; but the Parties shall jointly execute and deliver to Escrow Agent such supplementary or general instructions as may be required under any other provision of this Agreement or reasonably requested by Escrow Agent. If there is any conflict between such supplementary general instructions and the provisions of this Agreement, the latter shall control as between the Parties.

10.7 Delivery of Possession. Seller shall cause possession of the Hotel to be delivered to Buyer immediately upon Closing, free and clear of all leases, tenancies and occupancies except for (A) Hotel guests, (B) the Assumed Contracts, and (C) possessory rights and interests (if any) included among the Permitted Exceptions.

10.8 Guests’ Property. All baggage or other property of patrons of the Hotel checked or left in care of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s representatives and Buyer’s Manager on the day prior to the Closing Date. Buyer’s Manager shall be responsible from and after the Closing Date for all baggage and property listed in such inventory and Buyer shall indemnify and hold Sellers, and Hotel Manager harmless from and against all claims for all baggage and property listed in such inventory. Sellers shall indemnify and hold harmless Buyer and Buyer’s Manager from and against claims for baggage and property not listed in such inventory but alleged to have been left in custody at the Hotel prior to the Closing Date. The provisions of this Section 10.8 shall survive Closing and shall not merge into any of the Transfer Instruments.

10.8.1 On the Closing Date, each Seller shall cause notice to be sent to all guests of the Hotel who have safe deposit boxes advising them of the pending sale of the Hotel and requesting the removal and verification of the contents of such safe deposit boxes within 3 days after the Closing Date. Sellers may have a representative present at the Hotel during such 3 day period for the purpose of viewing such removal and verification. Boxes of guests not responding to the written notice shall be listed at the end of such 3-day period. Such boxes shall be opened on the following day in the presence of representatives of Seller and Buyer’s Manager to be agreed upon between Seller and Buyer’s Manager and the contents thereof shall be recorded. Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Buyer’s Manager shall be the responsibility of Buyer’s Manager and Buyer hereby agrees to indemnify and save and hold Seller and Hotel Manager harmless from and against any claim or obligation arising out of or with respect to such property. Any claim with respect to property that is not listed on the inventory and that was allegedly in the safe deposit boxes prior to the inventory shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and save and hold Buyer harmless from and against any such claim. The provisions of this Section 10.8.1.1 shall survive Closing and shall not merge into any of the Transfer Instruments.

10.9 Failure of Closing. If Closing fails to occur by the Last Closing Date, any Party, if not then in default of its obligations under this Agreement, shall have the right to terminate this Agreement at any time until Closing actually occurs, by giving at least ten (10) days written notice of such termination to the other Parties and to Escrow Agent.

10.10 Procedure for Termination of Escrow. Upon any termination of this Agreement, Seller and Buyer shall each promptly give Escrow Agent written instructions to terminate Escrow and disburse the Deposit and all other funds and items (if any) then held by Escrow Agent in accordance with the provisions of this Agreement. If Parties give Escrow Agent conflicting instructions or if, upon termination of this Agreement, either Party fails to give Escrow Agent written instructions within a reasonable time to terminate Escrow:

10.10.1 Escrow Agent shall promptly notify each Party in writing of such conflicting instructions or failure to give instructions and request that the Parties deliver joint written instructions regarding such disputed matter, but Escrow Agent shall take no action to terminate Escrow or deliver funds or items out of Escrow except pursuant to such joint instructions or a final court order or judgment.

10.10.2 If the Parties fail, within ten (10) Business Days after Escrow Agent has made such request, to deliver to Escrow Agent joint written instructions resolving such disputed matter, Escrow Agent shall have the right to file an action in interpleader against all the Parties in any court of competent jurisdiction and to deposit with such court all of the funds and other items held by Escrow Agent, whereupon Escrow Agent shall be discharged from any further obligations or liability with respect to such funds and other items. The Parties, jointly and severally, shall hold harmless and indemnify Escrow Agent from and against any claim, liability and expenses resulting from such interpleader action (but, as between Seller and Buyer, the costs of such interpleader action shall be assessed in accordance with Section 16.9).

10.11 Maintenance of Confidentiality by Escrow Agent. Except as may be otherwise required by applicable Law, Escrow Agent shall maintain the existence, terms and nature of this transaction and the identities of the Parties in strictest confidence and shall not disclose any thereof to any third party (including, without limitation, any broker) without the prior written consent of all the Parties.

11. POST-CLOSING ADJUSTMENTS.

11.1 Final Closing Statement. No later than one hundred eighty (180) days after Closing, Buyer shall prepare and deliver to Seller a final Closing statement (the “Final Statement”), which shall correct the estimates and (if necessary) other amounts used in the Preliminary Statement, based on the Hotel’s operating reports for the month immediately preceding Closing the month in which Closing occurred, on Buyer’s own post-Closing examination of the books and records of the Hotel and on facts discovered after Closing. Seller shall be deemed have agreed to the Final Statement as prepared by Buyer, except for such items as to which Seller specifically objects in a written notice given to Buyer within thirty (30) days after Buyer delivers the Final Statement to Seller.

11.2 Disputes. If Seller gives timely and proper notice of objection to any item(s) on the Final Statement, and Seller and Buyer are unable between themselves to resolve each such action and agree upon the Final Statement within thirty (30) days after Buyer delivers the Final Statement to Seller, then any Party may submit the unresolved items to a mutually agreeable national accounting firm (or, if the Parties are unable to agree on such firm within 40 days after Buyer delivers the Final Statement to Seller or such firm is unwilling to handle the dispute, to a qualified neutral party designated by the American Arbitration Association office located in Boston, Massachusetts) for a determination which shall be binding and conclusive upon all Parties and shall become part of agreed Final Statement. Seller and Buyer shall pay in equal shares the fees and other expenses of such accounting firm or other designated neutral party for making such determination.

11.3 Settlement. Within ten Business Days after the Final Statement has been agreed upon by Seller and Buyer or after the last timely objection by Seller has been resolved under Section 11.2, Buyer or Seller (as the case may be) shall pay to the other the net amount owing on the settlement for the Closing prorations, credits and other adjustments, as shown by the agreed Final Statement. Except for mathematical error manifest on the face of the Final Statement, no further adjustments or payments shall be required with respect to such prorations, credits and other adjustments.

12. INTENTIONALLY OMITTED.

13. HOTEL RECORDS. Seller and Hotel Manager shall deliver or cause to be delivered to Buyer at Closing all original Hotel Records. Seller shall be entitled to retain copies of all Hotel Records assigned to Buyer. As reasonably required for tax filings, preparation and auditing of financial statements, other reporting and purposes and/or as required by Laws, Buyer and Seller shall have the right to make and retain copies of the Hotel Records and to disclose information contained therein. Prior and following Closing, Seller and Hotel Manager shall also make the Hotel Records available to Buyer and its authorized representatives (including Buyer’s Manager and Buyer’s affiliates), at reasonable times and upon reasonable prior notice, and allow Buyer to make copies thereof; and Seller shall not dispose of any Hotel Records prior to the fifth anniversary of Closing without giving Buyer at least 30 days’ prior written notice and opportunity to recover the same.

14. ASSIGNMENT. Neither this Agreement nor any of Buyer’s rights hereunder may be assigned, encumbered or transferred without Seller’s prior written consent. Notwithstanding the foregoing, prior to Closing, Buyer shall have the right to assign or transfer its rights under this Agreement to a corporation, partnership, limited liability company or other entity which is wholly owned and controlled, directly or indirectly, by Buyer, provided that (i) Buyer gives Seller at least two (2) days’ prior written notice of such assignment, (ii) such assignment shall not delay Closing, and (iii) the assignee concurrently with such assignment assumes, in a written instrument delivered to Seller (substantially in the form of the assignment attached hereto as Exhibit S), all of the obligations and liabilities of Buyer hereunder. No assignment of this Agreement shall release the Buyer named herein from the obligations and liabilities of Buyer hereunder.

15. NOTICES. Except in the case (if any) where this Agreement expressly provides for an alternate form of communication, any notice, consent, demand or other communication to be delivered to a Party hereunder shall be deemed delivered and received when made in writing and transmitted to the applicable Party either by receipted courier service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, by electronic facsimile transmission (“Fax”), at the address or addresses indicated for such Party below (and/or to such other address as such Party may from time to time by written notice designate to the other):

If to Seller:	c/o The Procaccianti Group
1140 Reservoir Avenue
Cranston, RI 02920
Attention: Gregory P. Vickowski
Fax: (401) 943-6320

with a copy to:	c/o The Procaccianti Group, LLC
6000 Lake Forrest Dr. NW
Suite 455
Atlanta, Georgia 30328
Attention: Robert Leven
Facsimile: (678) 349-5001

and a copy to:	Greenberg Traurig, LLP
One International Place
Boston, MA 02110
Attention: James P. Redding, Esq.
Fax: (617) 897-0961

If to Buyer:	c/o Apple REIT Companies
814 East Main Street
Richmond, Virginia 23219
Attention: Samuel F. Reynolds
Fax: (804) 727-6354

with a copy to:	c/o Apple REIT Companies
814 East Main Street
Richmond, Virginia 23219
Attention: David P. Buckley, Esq.
Fax: (804) 727-6354

and a copy to:	McGuireWoods LLP
One James Center, 901 East Cary Street
Richmond, Virginia 23219
Attention: Nancy R. Little, Esq.
Fax: (804) 698-2101

and shall be deemed delivered and received (A), if delivered or transmitted before 5:00 p.m. recipient’s local time on a Business Day, or if tendered for delivery between the hours 9:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day and refused, then on the date of actual (or refused) delivery or actual transmission as evidenced by postal or courier receipt (or by a completed transmission log sheet generated by the sending telecopier) and (B), otherwise, on the Business Day next following the date of actual delivery or transmission; provided, however, that any communication delivered by Fax must be confirmed within three Business Days by duplicate notice delivered as otherwise provided herein and any refused delivery must re-tendered within two Business Days.

16. GENERAL PROVISIONS.

16.1 Confidentiality. Except for Permitted Disclosures (defined below), (A) Buyer shall keep confidential the terms of this Agreement, and (B) until and unless the Closing occurs, Buyer shall keep confidential all information regarding the Hotel. In addition, except as required by Law, no party shall issue any press release or communication with the public prior to Closing without the prior written consent of the other. As used herein, “Permitted Disclosures” include only (i) disclosures by Buyer to its attorneys, accountants and other consultants as reasonably necessary or appropriate in negotiation of this Agreement, the conduct of due diligence, the consummation of the transactions contemplated hereby and the exercise of Buyer’s rights and the performance its duties hereunder, (ii) disclosure to any government regulatory agency which requests the information in question in the course of its regulatory functions, and (iii) any other disclosure required by Law (including, without limitation, in response to any subpoena and filings required of Buyer and/or its affiliates). In the case of any Permitted Disclosure described in clause (i) above, Buyer shall advise the person to whom such disclosure is made of the confidential nature of any information disclosed and obtain from such person an undertaking to respect such confidentiality. Any confidentiality agreement regarding the Hotel or the transaction contemplated by this Agreement previously made between the Parties or their agents shall continue in full force and effect and shall not be deemed to have merged into, or been superseded by, this Agreement.

16.2 Effect of Termination. Upon any termination of this Agreement, no Party shall have any further obligation or liability to the other hereunder except as expressly provided in this Agreement. Within 30 days after termination of this Agreement without Closing, Buyer shall either return to Seller all materials which Buyer has received from Seller pursuant to this Agreement or confirm to Seller in writing that Buyer has destroyed all such materials.

16.3 Construction; Participation in Drafting. Each Party acknowledges that it and its Counsel have participated substantially in the drafting of this Agreement and agree that, accordingly, in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against a Party by reason of the role of such Party or its Counsel in the drafting of such provision.

16.4 No Third-Party Beneficiaries. Nothing in this Agreement is intended or shall construed to confer any rights or remedies on any person other than the Parties and their active successors and assigns, or to relieve, discharge or alter the obligations of any third person to either Party or to give any third person any right of subrogation or action over against Party. Without limiting the generality of the foregoing, no Hotel Employee shall be deemed a third party beneficiary of any provision of this Agreement.

16.5 Integration and Binding Effect. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof (including, without limitation, any letter of intent, offer sheet, broker’s set-up, disclosure materials, offering circular or other such written materials of any kind). This Agreement may not be modified, amended, supplemented or otherwise changed, except by a writing executed by all Parties. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.

16.6 Computation of Time. Any time period specified in this Agreement which would otherwise end on a non-Business Day shall automatically be extended to the immediately following Business Day.

16.7 Captions. Article and section headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

16.8 Further Assurances. The Parties shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents as the other Party may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section shall be deemed to enlarge the obligations of the Parties hereunder or to require any to incur any material expense or liability not otherwise required of it hereunder.

16.9 Enforcement Costs. Should either Buyer or Seller institute any action or proceeding to enforce any provision of this Agreement or for damages by reason of any alleged breach of any provision hereof, the prevailing Party shall be entitled to recover from the other Party all costs and expenses (including attorneys’ fees) incurred by such prevailing Party in connection with such action or proceeding. A Party also shall be entitled to recover all costs and expenses (including attorneys’ fees) incurred in the enforcement of any judgment or settlement in its favor obtained in such action or proceeding (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses.)

16.10 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE AN AGREEMENT MADE UNDER THE LAW OF THE STATE WHERE THE HOTEL PREMISES ARE LOCATED AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH SUCH LAWS.

16.11 Counterparts. This Agreement, and any amendment hereto, may be executed in any number of counterparts and by each Party on Separate counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

17. EXHIBITS. Each of the following exhibits is hereby incorporated into and made an integral of this Agreement:

A	Legal Description of the Land

B	Form of Ground Lease Estoppel and Consent

C	Exceptions to Seller’s Representations and Warranties

D	List of Existing Environmental Reports; Existing Survey; Existing Title Report

E	List of Diligence Materials

F	List of Leases Encumbering the Hotel

G	List of Service Contracts

H	List of Equipment Leases

I	Notices of any default under any Service Contract, Equipment Lease, Lease, Permit, the Ground Lease, the Parking Agreement or any other Third Party Contract

J	List of Employment Agreement/Employee Plans

K	List of Property Owned by the Hotel Manager

L	Form of Interim Liquor Agreement

M	List of Assumed Loan Documents

N	The Elevator Work

O	List of Seller’s Retained Obligations

P	Form of Post-Closing Escrow Agreement

Q	Seller’s Closing Certificate as to Representations and Warranties

R	Buyer’s Closing Certificate as to Representations and Warranties

S	Form of Assignment of Purchase Agreement by Buyer

T	Form of Bill of Sale

U	Form of Assignment and Assumption of Assumed Contracts

V	Form of Seller’s FIRPTA Certificate

W	Form of General Assignment and Assumption Agreement

X	Form of Ground Lease Assignment and Assumption Agreement

Y	Operating Budget through December 31, 2007

Z	List of Parking Agreements

Seller shall have the right, at any time no later than five (5) Business Days after the Effective Date, to deliver to Buyer either the initial or an amended version of any or all of Exhibits C, D, G, H, J, and Y.

18. SIGNERS’ WARRANTY. Each individual executing and delivering this Agreement on behalf of a corporate Party hereby warrants and represents to the other Parties that he or she is duly authorized and empowered to do so.

19. DEFAULT REMEDIES.

19.1 Buyer Default. If Buyer defaults under this Agreement after the Approval Date, and such default continues for fifteen (15) days following written notice from Seller (provided no notice shall extend the time for Closing), then at Seller’s election by written notice to Buyer at any time prior to the cure of any such default, this Agreement shall be terminated and of no effect, in which event the Deposit, including any interest thereon, shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default (damages for such default being extremely difficult or impractical to ascertain, the parties acknowledging that the Deposit, together with all interest earned thereon, bears a reasonable relationship to the damages which the parties estimate may be suffered by Seller by reason of such a failure of Closing to occur, and the deposit and interest is not an amount which is unreasonable under the circumstances existing at the time this agreement is made (Buyer acknowledging and agreeing that Buyer has fully considered the provisions of this Section 19.1 and such circumstances prior to entering into this agreement and has consulted with Buyer’s counsel with respect thereto)) and both Buyer and Seller shall thereupon be released from all obligations hereunder except for those that explicitly survive any termination of this Agreement. Notwithstanding the foregoing provisions of this Section 19.1, in addition to the payment of the Deposit, Seller shall be entitled to payment of reasonable costs of enforcement actually incurred by Seller to the extent payable pursuant to Section 16.9.

19.2 Seller Default. If Seller defaults under this Agreement, and such default continues for fifteen (15) days following written notice from Buyer, Buyer may elect either (i) to terminate this Agreement by written notice to Seller delivered to Seller at any time prior to the cure of any such default, in which event the Deposit shall be returned to the Buyer, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Agreement, except for those that explicitly survive any termination of this Agreement or (ii) to treat this Agreement as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against Seller for specific performance. In the event Buyer terminates this Agreement or seeks specific performance after a default by Seller, Buyer shall be entitled to payment of reasonable costs of enforcement actually incurred by Buyer to the extent payable pursuant to Section 16.9 (which right to payment shall survive termination of this Agreement).

20. BROKERS. Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Agreement, except that Seller has engaged Broker to act on Seller’s behalf in the transactions contemplated hereby, and Seller shall pay at Closing all fees and amounts payable to the Broker in connection with the transactions contemplated by this Agreement. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction, which agreement shall survive Closing and not merge into any of the Transfer Instruments.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered, each by its own representative thereunto duly authorized, as of the date first above written.

SELLER:	PRVA II, L.P., a Delaware limited partnership, by its general partner PVA Hotel Management II, Inc.

Date: September 24, 2007	By:	/s/ Elizabeth Procaccianti
	Name:	Elizabeth Procaccianti
	Title:	President

BUYER:	APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

Date: September 24, 2007	By:	/s/ Justin G. Knight
	Name:	Justin G. Knight
	Title:	Senior Vice President

[ESCROW AGENT’S SIGNATURE ON THE FOLLOWING PAGE]

The undersigned hereby accepts this Agreement as its escrow instructions and agrees to act as Escrow Agent hereunder, in accordance with the terms and conditions hereof.

LandAmerica American Title Company

By:
Name:
Title:
Date: , 2007

[EXHIBITS TO FOLLOW]

EXHIBIT A

Legal Description of the Land

ALL the certain plots, pieces or parcels of real estate lying and being in the City of Richmond, Virginia, and more particularly described as the parcels designated as “Parcel 1”, “Parcel 2” and “Parcel 3” on that certain plat of survey made by Foster & Miller, P.C., dated June 5, 1990, and entitled, “As Built Survey Marriott full service hotel City of Richmond, Virginia”, a copy of said plat being recorded June 15, 1990, in the Clerk’s Office of the Circuit Court of the City of Richmond, Virginia, in Plat Book 41, Page 20, reference to which is hereby made for a more particular description of the property.

TOGETHER WITH an undivided one-half interest in a certain parcel of property (air rights) above a certain plane lying immediately east of and parallel to the easterly right-of-way line of 5th Street as extended northerly across Marshall Street, the plane being level and 16 feet above the highest point on Marshall Street lying below the plane, more particularly described as follows:

BEGINNING above a point 1 foot, more or less east of a lead hub marking the intersection of the eastern right of way line of 5th Street and the southern right-of-way line of Marshall Street; thence northerly above a line 1 foot, more or less, east of and parallel to the eastern right-of-way line of 5th Street extended 65 feet to a point above the northern right-of-way line of Marshall Street said point being 1 foot east of a lead hub marking the intersection of the eastern right-of-way line at 5th Street and the northern right-of-way line of Marshall Street; thence above and easterly along the northern right-of-way line of Marshall Street 18 feet to a point; thence above and along a line parallel to the eastern right-of-way line of the 5th Street southerly 62.7 feet more or less, to a point, said point being above and 2.3 feet north of the southern right-of-way line of Marshall Street; thence easterly along a line above and 2.3 feet, more or less, north of and parallel to the southern right-of-way line of Marshall Street 14.5 feet to a point, said point being above and 2.3 feet north of the southern right-of-way line of Marshall Street; thence southerly along a line parallel to the eastern right-of-way line of 5th Street 2.3 feet to a point above the southern right-of-way line of Marshall Street; thence westerly above and along the southern right-of-way line of Marshall Street 32.5 feet, more or less, to the point of beginning, as shown shaded on a plan prepared by the Department of Public Works designated D.P.W. Drawing No. N21178, entitled “Proposed encroachments across Marshall Street along the east line of 5th Street extended (Marriott Hotel Pedestrian Walkway)”, dated April 12, 1984, a copy of which is recorded with a certain deed from the City of Richmond to the Richmond Redevelopment and Housing Authority, dated September 6, 1984 and recorded September 7, 1984 in the aforesaid Clerk’s Office in Deed Book 16, page 1776 and said Plat also being recorded in Plat Book 36 at Page 5.

TOGETHER WITH the right and privilege to use the following properties pursuant to the terms of that certain Parking Easement Agreement among Richmond Redevelopment and Housing Authority, Mutual Benefit/Marriott Hotel Associates-I, L.P., and First Union Real Estate Equity and Mortgage Investments, dated as of January 3, 2000, and recorded on January 20, 2000, in the aforesaid Clerk’s Office as Instrument No. 00-001440, as amended by that certain First Amendment to Second Amended and Restated Parking Easement Agreement recorded December 11, 2000 as Instrument No. 00-28990, in the Clerk’s Office, Circuit Court, City of Richmond, Virginia.

PARCEL 1

ALL that certain piece or parcel of land situated in the City of Richmond, Virginia, with all improvements thereon and appurtenances thereunto pertaining and more particularly described as follows:

BEGINNING at a rod located on the northern line of Marshall Street, 33.42 feet west of the intersection of the western line of 6th Street with northern line of Marshall Street; thence in a westerly direction along the northern line of Marshall Street N. 52º 59’ 39” W. a distance of 228.00 feet to a lead plug located at a the point of intersection of the northern line of Marshall Street with the eastern line of 5th Street; thence in a northerly direction along the eastern line of 5th Street N. 37º 03’ 18” E. a distance of 325.10 feet to a rod located at the point of intersection of the eastern line of 5th Street with the southern line of Clay Street; thence in an easterly direction along the southern line of Clay Street, S. 53º 00’ 57” E. a distance of 48.20 feet to a rod; thence along an arc of a curve to the right having a radius of 600 feet and a chord bearing of 17º 50’ 38” a distance of 186.86 feet to a rod; thence in a southerly direction along a line parallel to the western line of 6th Street S. 37º 00’ 49” W. a distance of 276.19 feet to a point of beginning, containing approximately 1.58 acres or 68,94.41 square feet, more or less, all as more particularly shown as Parcel 1 on a certain Plat of Survey prepared by Austin Brockenbrough and Associates, L.L.P. dated December 31, 197, entitled “Physical Improvement Survey of 3 Parcels of Land Located at the Northeast Corner of Marshall and 5th Streets, being known as 500 East Marshall Street in the City of Richmond, Virginia.”

AND the following property conveyed to Richmond Redevelopment and Housing Authority by Deed, Easement and Agreement dated November 15, 1985, recorded December 5, 1985, in the Clerk’s Office of the Circuit Court of the City of Richmond, in Deed Book 62, page 1826 (the “1985 Deed”);

(a) those areas in, on, upon, across, into, through, under and along the north right of way line of Marshall Street and the east right of way line of 5th Street, beginning at a depth of approximately 16 feet below grade and continuing to a depth of approximately 60 feet below grade, and more particularly shown as the area hatched (vertically and horizontally) on Department of Public Works Drawing No. 0-21385, dated July 16, 1985, a copy of which drawing is attached to the 1985 Deed as Exhibit A. Said grant and conveyance does not extend beyond five feet from the boundaries of the 1.58 acre parcel above described.

(b) subject to the City of Richmond’s reversionary interest and reservation of certain surface and air rights, as set forth in the 1985 Deed, that area actually occupied by the Clay Street Connector and related facilities as same are constructed substantially in accordance with the “McCarthy Plans” (as defined in the 1985 Deed), said area to be used for the construction, repair, maintenance and use of a vehicular connector from the 1.58 acre parcel above described to Clay Street (closed). The general location of the area conveyed, preconstruction, is shown cross-hatched on Exhibit A to the 1985 Deed. This property includes the right to penetrate the existing retaining wall of Clay Street to complete the Clay Street Connector, as set forth in the McCarthy Plans.

PARCEL II

ALL that certain piece or parcel of land and all fixtures and improvements located thereon situated in the City of Richmond, Virginia, being more particularly described as follows:

BEGINNING at the point of intersection of the western line of North Seventh Street with the southern line of East Marshall Street; thence along the western line of North Seventh Street in a southerly direction S. 37º 02’ 16” W. a distance of 141.45 feet to the point of intersection with the northern line of Pink Alley; thence along the northern line of Pink Alley in a westerly direction N. 52º 45’ 14” W. a distance of 261.48 feet to the point of intersection with the eastern line of North Sixth Street; thence along the eastern line of North Sixth Street N. 36º 55’ 46” E., a distance of 140.34 feet to the intersection of the eastern line of North Sixth Street with the southern line of East Marshall Street S. 53º 00’ 14” E. a distance of 261.76 feet to the point of beginning, all as shown as Parcels A, B, C D and E on that certain plat of survey prepared by the Department of Public Works of the City of Richmond, dated April 22, 1980, entitled “Plan Showing Property in the Area Bounded by Sixth, Seventh and Marshall Streets and an Alley Running From Sixth To Seventh Streets Between Broad and Marshall Streets,” recorded in Plat Book 34, page 12 in the Clerk’s Office.

BEING all the land conveyed to PRVA II, L.P., a Delaware limited partnership, Tenant, by that certain Amended and Restated Land Lease by and between Richmond Redevelopment and Housing Authority, a political subdivision of the Commonwealth of Virginia, as Landlord/Fee owner and Mutual Benefit/Marriott Hotel Associates – I, L.P., a Delaware limited partnership, as Assignor, and PRVA II, L.P., as Tenant dated July 12, 2002, as evidenced by that certain Memorandum of Lease dated July 12, 2002 and recorded July 17, 2002, as Instrument No. 02-022336.

EXHIBIT B

Form of Ground Lease Estoppel and Consent

ESTOPPEL CERTIFICATE

THIS ESTOPPEL CERTIFICATE (this “Certificate”) is made as of this              day of                     , 2007, by RICHMOND REDEVELOPMENT AND HOUSING AUTHORITY, a political subdivision of the Commonwealth of Virginia (“Landlord”), for the benefit of APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation (“Purchaser”).

Recitals

A. Landlord is the lessor under that certain Amended and Restated Land Lease (the “Land Lease”) dated July 12, 2002, along with Mutual Benefit/Marriott Hotel Associates – I, L.P., a Delaware limited partnership (“Mutual Benefit”), as assignor, and PRVA II, L.P., a Delaware limited partnership (“PRVA”), as tenant, covering all of the property described in Exhibit A attached hereto (the “Premises”).

B. The Land Lease entirely supplanted and superseded the original land lease between Marriott Corporation and Landlord dated August 2, 1982, as amended on October 8, 1982, September 5, 1984, September 19, 1984, April 12, 1991, January 1, 1997, and January 3, 2000 (the “Original Land Lease”). Marriott Corporation assigned all of its rights under the Original Land Lease to Project One Hotel Limited Partnership by recorded assignment dated October 8, 1982. Project One Hotel Limited Partnership changed its name to Mutual Benefit/Marriott Hotel Associates – I, L.P. in 1985. On December 12, 2001, Mutual Benefit filed for relief under Chapter 11 of the U.S. Bankruptcy Code. As part of Mutual Benefit’s reorganization, Mutual Benefit assigned its rights under the Original Land Lease to PRVA and the Land Lease amended and restated, in its entirety, the Original Land Lease.

C. Purchaser and PRVA are parties to that certain Agreement of Purchase and Sale (the “Purchase Agreement”) dated September         , 2007, in which Purchaser agreed to buy the hotel on the Premises known as the “Richmond Marriott Hotel” in Richmond, Virginia (the “Hotel”). Pursuant to the terms of the Purchase Agreement, PRVA agreed to assign its interest in the Land Lease to Purchaser (the “Assignment”).

D. Pursuant to the Purchase Agreement, Purchaser requested that PRVA present this Certificate to Landlord for execution. Section 12.9 of the Land Lease provides that either party may request that the other party make certain certifications with respect to the Land Lease.

NOW THEREFORE, at PRVA’s request, and for the purpose of providing information to Purchaser and its successors and assigns, with the understanding that they will rely upon the information provided herein, Landlord certifies, represents and acknowledges as follows, all as of the date first written above:

1. The Land Lease is unmodified and in full force and effect. A full, complete copy of the Land Lease is attached to this Certificate as Exhibit B, including all amendments, assignments, recorded memoranda, and subordination, attornment and nondisturbance agreements related thereto. The Land Lease contains the entire agreement between the parties thereto (and any parties related to either of them) about the matters contained therein and has not been amended, cancelled, surrendered or supplemented and no portion thereof has been terminated or any rights thereunder waived except as reflected on Exhibit B.

2. The current amount of annual rent under the Land Lease, not including any rent reduction authorized by the Land Lease, is $100,000.00. The rent is payable quarterly, in advance, on January 1, April 1, July 1 and October 1 of each year. PRVA is current through July 1, 2007, in its payment of all annual ground rent and other sums payable to Landlord pursuant to the Land Lease.

3. The term of the Land Lease commenced on July 16, 2002, and expires on December 31, 2102, unless earlier terminated as provided in the Land Lease. The Land Lease does not provide an option to renew or otherwise extend the term beyond the expiration date.

4. To the best knowledge and belief of Landlord, neither Landlord nor PRVA are in default under the Land Lease, and no event of default has occurred that, with the passage of time or giving of notice or both, would constitute such a default. There are no legal proceedings pending (or threatened) against PRVA by Landlord, or against Landlord, PRVA and/or the Premises that may bring into question the validity of the Land Lease or which, if determined adversely against Landlord or PRVA, might result in any adverse change to the leasehold estate created by the Land Lease. Landlord has not received from PRVA any notice of default under the Land Lease that has not been cured.

5. Landlord is the fee simple owner of the Premises subject to PRVA’s leasehold estate created by the Land Lease and has not conveyed, mortgaged, or assigned the Premises or Landlord’s interest in the Land Lease. PRVA is the tenant under the Land Lease and Landlord has not received notice that PRVA has assigned or otherwise transferred its interest in the Land Lease.

6. The Land Lease is a valid, binding and enforceable obligation of Landlord and to the best knowledge and belief of Landlord, Landlord has no defense, offset, claim, counterclaim, or right of recoupment against its obligations under the Land Lease.

7. Landlord has no present right to terminate the Land Lease, and Landlord has neither given nor received any notice of termination of the Land Lease.

8. The amount of the Agreed Annual Assessment (as defined in the Land Lease) is currently $                     per room, per night, with a minimum annual payment of $                    . PRVA is entitled to a rent reduction in the amount of $                     based on the difference between the Annual Assessment (as defined in the Land Lease) and the Agreed Annual Assessment, if any.

9. Landlord’s current, correct address for notices under the Land Lease is:

__________________________________

__________________________________

__________________________________

__________________________________

Attn:

10. Landlord acknowledges that the consummation of the Assignment does not constitute a default under the Land Lease.

11. This Certificate shall inure to the benefit of Purchaser and its respective successors and assigns and all parties claiming by, through or under them.

12. Landlord is duly authorized to execute, and has duly executed and delivered, this Certificate. No consent by any court, agency, bureau, or other third party, governmental or nongovernmental, is required for Landlord to execute and deliver this Certificate.

THIS CERTIFICATE is made and delivered as of the date first written above. This Certificate may be relied upon by Purchaser and its successors and assigns and is binding on Landlord, its legal representatives, successors, and assigns.

LANDLORD:

RICHMOND REDEVELOPMENT AND HOUSING AUTHORITY, a political subdivision of the Commonwealth of Virginia,

By:
Name:
Title:

Exhibit A to the Land Lease Estoppel Certificate

Legal Description

ALL the certain plots, pieces or parcels of real estate lying and being in the City of Richmond, Virginia, and more particularly described as the parcels designated as “Parcel 1”, “Parcel 2” and “Parcel 3” on that certain plat of survey made by Foster & Miller, P.C., dated June 5, 1990, and entitled, “As Built Survey Marriott full service hotel City of Richmond, Virginia”, a copy of said plat being recorded June 15, 1990, in the Clerk’s Office of the Circuit Court of the City of Richmond, Virginia, in Plat Book 41, Page 20, reference to which is hereby made for a more particular description of the property.

TOGETHER WITH an undivided one-half interest in a certain parcel of property (air rights) above a certain plane lying immediately east of and parallel to the easterly right-of-way line of 5th Street as extended northerly across Marshall Street, the plane being level and 16 feet above the highest point on Marshall Street lying below the plane, more particularly described as follows:

BEGINNING above a point 1 foot, more or less east of a lead hub marking the intersection of the eastern right of way line of 5th Street and the southern right-of-way line of Marshall Street; thence northerly above a line 1 foot, more or less, east of and parallel to the eastern right-of-way line of 5th Street extended 65 feet to a point above the northern right-of-way line of Marshall Street said point being 1 foot east of a lead hub marking the intersection of the eastern right-of-way line at 5th Street and the northern right-of-way line of Marshall Street; thence above and easterly along the northern right-of-way line of Marshall Street 18 feet to a point; thence above and along a line parallel to the eastern right-of-way line of the 5th Street southerly 62.7 feet more or less, to a point, said point being above and 2.3 feet north of the southern right-of-way line of Marshall Street; thence easterly along a line above and 2.3 feet, more or less, north of and parallel to the southern right-of-way line of Marshall Street 14.5 feet to a point, said point being above and 2.3 feet north of the southern right-of-way line of Marshall Street; thence southerly along a line parallel to the eastern right-of-way line of 5th Street 2.3 feet to a point above the southern right-of-way line of Marshall Street; thence westerly above and along the southern right-of-way line of Marshall Street 32.5 feet, more or less, to the point of beginning, as shown shaded on a plan prepared by the Department of Public Works designated D.P.W. Drawing No. N21178, entitled “Proposed encroachments across Marshall Street along the east line of 5th Street extended (Marriott Hotel Pedestrian Walkway)”, dated April 12, 1984, a copy of which is recorded with a certain deed from the City of Richmond to the Richmond Redevelopment and Housing Authority, dated September 6, 1984 and recorded September 7, 1984 in the aforesaid Clerk’s Office in Deed Book 16, page 1776 and said Plat also being recorded in Plat Book 36 at Page 5.

TOGETHER WITH the right and privilege to use the following properties pursuant to the terms of that certain Parking Easement Agreement among Richmond Redevelopment and Housing Authority, Mutual Benefit/Marriott Hotel Associates-I, L.P., and First Union Real Estate Equity and Mortgage Investments, dated as of January 3, 2000, and recorded on January 20, 2000, in the aforesaid Clerk’s Office as Instrument No. 00-001440, as amended by that certain First

Amendment to Second Amended and Restated Parking Easement Agreement recorded December 11, 2000 as Instrument No. 00-28990, in the Clerk’s Office, Circuit Court, City of Richmond, Virginia.

PARCEL 1

ALL that certain piece or parcel of land situated in the City of Richmond, Virginia, with all improvements thereon and appurtenances thereunto pertaining and more particularly described as follows:

BEGINNING at a rod located on the northern line of Marshall Street, 33.42 feet west of the intersection of the western line of 6th Street with northern line of Marshall Street; thence in a westerly direction along the northern line of Marshall Street N. 52º 59’ 39” W. a distance of 228.00 feet to a lead plug located at a the point of intersection of the northern line of Marshall Street with the eastern line of 5th Street; thence in a northerly direction along the eastern line of 5th Street N. 37º 03’ 18” E. a distance of 325.10 feet to a rod located at the point of intersection of the eastern line of 5th Street with the southern line of Clay Street; thence in an easterly direction along the southern line of Clay Street, S. 53º 00’ 57” E. a distance of 48.20 feet to a rod; thence along an arc of a curve to the right having a radius of 600 feet and a chord bearing of 17º 50’ 38” a distance of 186.86 feet to a rod; thence in a southerly direction along a line parallel to the western line of 6th Street S. 37º 00’ 49” W. a distance of 276.19 feet to a point of beginning, containing approximately 1.58 acres or 68,94.41 square feet, more or less, all as more particularly shown as Parcel 1 on a certain Plat of Survey prepared by Austin Brockenbrough and Associates, L.L.P. dated December 31, 197, entitled “Physical Improvement Survey of 3 Parcels of Land Located at the Northeast Corner of Marshall and 5th Streets, being known as 500 East Marshall Street in the City of Richmond, Virginia.”

AND the following property conveyed to Richmond Redevelopment and Housing Authority by Deed, Easement and Agreement dated November 15, 1985, recorded December 5, 1985, in the Clerk’s Office of the Circuit Court of the City of Richmond, in Deed Book 62, page 1826 (the “1985 Deed”);

(a) those areas in, on, upon, across, into, through, under and along the north right of way line of Marshall Street and the east right of way line of 5th Street, beginning at a depth of approximately 16 feet below grade and continuing to a depth of approximately 60 feet below grade, and more particularly shown as the area hatched (vertically and horizontally) on Department of Public Works Drawing No. 0-21385, dated July 16, 1985, a copy of which drawing is attached to the 1985 Deed as Exhibit A. Said grant and conveyance does not extend beyond five feet from the boundaries of the 1.58 acre parcel above described.

(b) subject to the City of Richmond’s reversionary interest and reservation of certain surface and air rights, as set forth in the 1985 Deed, that area actually occupied by the Clay Street Connector and related facilities as same are constructed substantially in accordance with the “McCarthy Plans” (as defined in the 1985 Deed), said area to be used for the construction, repair, maintenance and use of a vehicular connector from the 1.58 acre parcel above described to Clay Street (closed). The general location of the area conveyed, preconstruction, is shown cross-hatched on Exhibit A to the 1985 Deed. This property includes the right to penetrate the existing retaining wall of Clay Street to complete the Clay Street Connector, as set forth in the McCarthy Plans.

PARCEL II

ALL that certain piece or parcel of land and all fixtures and improvements located thereon situated in the City of Richmond, Virginia, being more particularly described as follows:

BEGINNING at the point of intersection of the western line of North Seventh Street with the southern line of East Marshall Street; thence along the western line of North Seventh Street in a southerly direction S. 37º 02’ 16” W. a distance of 141.45 feet to the point of intersection with the northern line of Pink Alley; thence along the northern line of Pink Alley in a westerly direction N. 52º 45’ 14” W. a distance of 261.48 feet to the point of intersection with the eastern line of North Sixth Street; thence along the eastern line of North Sixth Street N. 36º 55’ 46” E., a distance of 140.34 feet to the intersection of the eastern line of North Sixth Street with the southern line of East Marshall Street S. 53º 00’ 14” E. a distance of 261.76 feet to the point of beginning, all as shown as Parcels A, B, C D and E on that certain plat of survey prepared by the Department of Public Works of the City of Richmond, dated April 22, 1980, entitled “Plan Showing Property in the Area Bounded by Sixth, Seventh and Marshall Streets and an Alley Running From Sixth To Seventh Streets Between Broad and Marshall Streets,” recorded in Plat Book 34, page 12 in the Clerk’s Office.

BEING all the land conveyed to PRVA II, L.P., a Delaware limited partnership, Tenant, by that certain Amended and Restated Land Lease by and between Richmond Redevelopment and Housing Authority, a political subdivision of the Commonwealth of Virginia, as Landlord/Fee owner and Mutual Benefit/Marriott Hotel Associates – I, L.P., a Delaware limited partnership, as Assignor, and PRVA II, L.P., as Tenant dated July 12, 2002, as evidenced by that certain Memorandum of Lease dated July 12, 2002 and recorded July 17, 2002, as Instrument No. 02-022336.

Exhibit B to the Land Lease Estoppel Certificate

The Land Lease (see attached)

EXHIBIT C

Exceptions to Seller’s Representations and Warranties

- Seller currently operates the hotel pursuant to a forbearance agreement with Marriott International relative to the Franchise Agreement.

EXHIBIT D

List of Existing Environmental Reports; Existing Survey; Existing Title Report

EXISTING ENVIRONMENTAL REPORT

Phase One Environmental Site Assessment, Marriott Richmond, 500 East Broad Street, Richmond, Virginia, 23219, prepared for The Procaccianti Group, Cranston, Rhode Island by IVI International, White Plains, NY, IVI Project No. 40714138, July 19, 2004

EXISTING SURVEY

ALTA/ACSM LAND TITLE SURVEY by Harvel & Associates, Inc. 2025 Danville Park Road, S.W., Suite 6, Decatur, Alabama, 35603, Phone (866) 353-6383, Fax (866) 353-8471, Email dharvel@harvel-associates.com, Job Number 04425, entitled “Richmond-Marriott Project,” 500 E. Broad Street, Richmond, VA, scale 1” = 50’, Date 08-18-04

EXISTING TITLE REPORT

Chicago Title Insurance Company ALTA Title Insurance Policy Loan Form (1970) No. 2478-00777, dated September 3, 2004.

EXHIBIT E

List of Diligence Materials

See attached.

EXHIBIT F

List of Leases Encumbering the Hotel

See attached.

EXHIBIT G

List of Service Contracts

See attached.

EXHIBIT H

List of Equipment Leases

See attached.

EXHIBIT I

Notices of any default under any Service Contract, Equipment Lease, Lease, Permit,

the Ground Lease, the Parking Agreement or any other Third Party Contract

See attached.

EXHIBIT J

List of Employment Agreement/Employee Plans

Section 5.1.1.9

None

Section 5.1.1.11

401(K) plan

EXHIBIT K

List of Property Owned by the Hotel Manager

- Time clocks

EXHIBIT L

Form of Interim Liquor Agreement

- To be agreed to by the parties thereto prior to the Approval Date.

EXHIBIT M

List of Assumed Loan Documents

1.	Promissory Note dated September 3, 2004 in the amount of $26,750,000 made by the Seller in favor of the Secured Lender.

2.	Leasehold Deed of Trust, Security Agreement and Fixture Filing by the Seller, as Grantor, to David W. Briggs and La Fonte Nesbitt, as trustees, for the benefit of the Secured Lender, as beneficiary, securing $26,750,000, recorded on September 3, 2004.

3.	Assignment of Leases and Rents executed by the Seller, as Assignor, in favor of the Secured Lender, as Assignee, recorded on September 3, 2004.

4.	Assignment of Contracts and Agreements, executed by the Seller, as Assignor, in favor of the Secured Lender, as Assignee, recorded on September 3, 2004.

5.	Guaranty Agreement executed by James Procaccianti, as Guarantor, in favor of the Secured Lender, recorded on September 3, 2004.

6.	Unsecured Indemnity Agreement executed by Seller, as Borrower, and James Procaccianti, as liable party, dated September 3, 2004.

EXHIBIT N

The Elevator Work

See contracts and change orders attached.

EXHIBIT O

List of Seller’s Retained Obligations

None.

EXHIBIT P

Form of Post-Closing Escrow Agreement

POST-CLOSING ESCROW AGREEMENT

THIS POST-CLOSING ESCROW AGREEMENT (this “Agreement”) made this              day of                     , 2007 (the “Effective Date”), by and among PRVA II, L.P., a Delaware limited partnership (“Seller”), APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation (“Buyer”), and LANDAMERICA AMERICAN TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

WHEREAS, pursuant to that certain Agreement of Purchase and Sale dated as of September             , 2007 (the “Purchase Agreement”), among Seller and Buyer, Seller agreed to sell, and Buyer agreed to buy, that certain hotel known as the “Richmond Marriott Hotel” located at 500 East Broad Street, Richmond, Virginia and more particularly described in Exhibit A attached hereto and incorporated herein by reference (collectively, the “Property”);

WHEREAS, pursuant to Section 7.12 of the Purchase Agreement, Buyer and Seller have requested that Escrow Agent hold in escrow the Escrow Funds (as defined in the Purchase Agreement) in the amount of $500,000.00 in accordance with the provisions, upon the terms, and subject to the conditions of this Agreement; and

WHEREAS, the Escrow Funds are being delivered to Escrow Agent in accordance with the terms of the Purchase Agreement and this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2. Appointment of Escrow Agent. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms, and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Escrow Funds. Escrow Agent shall invest the Escrow Funds as directed by Seller, provided such investments are reasonably acceptable to Buyer, and interest earned thereon shall be disbursed to Seller at the time the Escrow Funds are disbursed in accordance with the terms of this Agreement and the Purchase Contract.

3. Escrow Funds. Escrow Agent shall keep the Escrow Funds in Escrow Agent’s possession pursuant to this Agreement to provide for timely payment of certain post-closing claims made by Buyer against Seller (each, a “Claim”) during the period beginning on the date of Closing and ending on December 31, 2008 (the “Claim Period”), as more particularly provided in Section 7.12 of the Purchase Agreement.

4. Claims. Upon the good faith determination by Buyer of the amount for which a Claim will be made, Buyer shall send notice of such Claim (stating the amount claimed) to the Escrow Agent and Seller. If Seller does not give written notice to the Escrow Agent and Buyer of its intent to dispute the Claim or the amount claimed within ten (10) business days of the date Seller receives, pursuant to paragraph 8 below, Buyer’s notice of Claim, Escrow Agent shall immediately after the expiration of such period pay to Buyer from the Escrow Funds the amount specified in Buyer’s notice. If Seller disputes the Claim within the ten (10) business day period and Buyer and Seller are unable to settle the dispute, then Escrow Agent shall continue to hold the Escrow Funds until a final determination of the rights of the parties is made in an appropriate proceeding in the form of an order of a court of competent jurisdiction or other authority directing the Escrow Agent to release the Claim Amount (or portion thereof), as defined below, or upon receipt by Escrow Agent of joint written instructions from Buyer and Seller (which may be signed in counterpart). Buyer and Seller shall bear equally the expenses of the Escrow Agent in connection therewith. Payment of any Escrow Funds to Buyer shall not discharge Seller’s obligations under the Purchase Agreement. Seller shall be and remain liable to Buyer for, and shall pay to Buyer the full amount of, all such Claims (but only to the extent Seller is determined to be liable for the same) notwithstanding that the Escrow Funds may be insufficient to pay the same in full. Upon the expiration of the Claim Period, if the aggregate estimated amount (as reasonably determined by Buyer in good faith) of all unpaid Claims (the “Claim Amount”) made during the Claim Period is less than Escrow Funds then held by Escrow Agent, the Escrow Funds shall be reduced to the Claim Amount, and Escrow Agent shall deliver the balance of the Escrow Funds to Seller. If Buyer has made no Claims during the Claim Period, upon the expiration of the Claim Period, Escrow Agent shall deliver all of the Escrow Funds to Seller. Escrow Agent shall continue to hold all or such portion, as applicable, of the Escrow Funds remaining in escrow after the expiration of the Claim Period until a final determination of the rights of the parties subject to any Claim(s) asserted by Buyer is made in an appropriate proceeding or upon receipt by Escrow Agent of joint written instructions from Buyer and Seller (which may be signed in counterpart), provided that if any such Claim is not resolved and Buyer has not commenced a lawsuit or other proceeding for each Claim made during the Claim Period within the three (3) months following the Claim Period, then the Claim Amount attributable to each such Claim with respect to which a lawsuit or other proceeding shall not have been commenced, shall be released by Escrow Agent to Seller.

5. Reliance by Escrow Agent. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the parties hereto or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

6. Liabilities of Escrow Agent.

a. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful misconduct, bad faith, or negligence.

b. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the parties hereto jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage, and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful misconduct, bad faith, or negligence of Escrow Agent.

c. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

7. Resignation or Termination of Escrow Agent.

a. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving ten (10) business days’ prior written notice to each of the parties hereto. The parties hereto will thereupon jointly designate a successor escrow agent hereunder within said ten (10) business day period to whom the Escrow Funds shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Escrow Funds as custodian thereof until otherwise directed by the parties hereto, jointly, or until the Escrow Funds are released in accordance with clause 7(b) below, in each case, without liability or responsibility.

b. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Escrow Funds with a court of competent jurisdiction in the state where Seller’s Property is located and the commencement of an action of interpleader, and (ii) in the event of litigation between any of the parties with respect to the Escrow Funds, Escrow Agent may deposit the Escrow Funds with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage, or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages, and liabilities.

8. Notices. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, or (iii) on the date of actual delivery or refusal if given by certified mail, return receipt requested, postage prepaid or by recognized and reputable commercial overnight delivery service marked return receipt requested or similarly acknowledged, when directed to the following addresses:

If to Seller:	c/o The Procaccianti Group
1140 Reservoir Avenue
Cranston, Rhode Island 02920
Attention: Gregory P. Vickowski
Fax: (410) 943-6320

with a copy to:	c/o The Procaccianti Group, LLC
6000 Lake Forrest Dr. NW
Suite 455
Atlanta, Georgia 30328
Attention: Robert Leven
Fax: (678) 349-5001

and a copy to:	Greenberg Traurig, LLP
One International Place
Boston, MA 02110
Attention: James P. Redding, Esq.
Fax: (617) 897-0961

If to Buyer:	c/o Apple REIT Companies
814 East Main Street
Richmond, Virginia 23219
Attention: Samuel F. Reynolds
Fax: (804) 727-6354

with a copy to:	c/o Apple REIT Companies
814 East Main Street
Richmond, Virginia 23219
Attention: David P. Buckley, Esq.
Fax: (804) 727-6354

and a copy to:	McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219
Attention: Nancy R. Little, Esq.
Fax: (804) 698-2101

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

9. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

10. Binding Effect; Assignment; Amendments; Survival. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the parties hereto and their respective successors and assigns. No party hereto shall assign, pledge, or otherwise encumber its rights or obligations hereunder in whole or in part without the prior written consent of the other parties hereto. This Agreement may only be amended by a written modification executed by Buyer and Seller. This Agreement shall survive Closing of the sale of Seller’s Property and delivery of the deed therefore and shall be in addition to, and not in limitation or in lieu of, all other rights and remedies available to Buyer at law, in equity, or by contract, including the Purchase Agreement, which rights and remedies Buyer shall be entitled to exercise concurrently or in such order as Buyer may elect, in its sole discretion.

11. Governing Law. This Agreement shall be governed by the laws of the state in which the Property is located, without regard to that State’s conflict of law principles.

12. Incorporation of Purchase Agreement. The covenants, agreements, and limitations provided in the Purchase Agreement are hereby incorporated herein by this reference as if herein set out in full. In the event of any conflict or inconsistency between the provisions of the Purchase Agreement and the provisions of this Agreement, the provisions of the Purchase Agreement shall prevail.

13. Dispute as to Escrow Funds. In the event that a dispute arises with regard to the delivery of the Escrow Funds, Escrow Agent shall deliver the Escrow Funds only pursuant to a joint written instruction from Buyer and Seller. In the event of any such dispute Escrow Agent shall have the following rights: (1) Escrow Agent may, upon giving written notice to Seller and Buyer, deposit the Escrow Funds with the clerk of the court in which litigation, if any, between Buyer and Seller in connection with the Escrow Funds is pending; or (2) Escrow Agent may, upon giving written notice to Seller and Buyer, take such affirmative steps as Escrow Agent may, at its option, elect in order to terminate its duties as escrow agent in accordance with Paragraph 7 above. Upon the taking by Escrow Agent of either of the actions described in clause (1) or (2) above, Escrow Agent shall be released of and discharged from any further obligations. If Escrow Agent shall receive an instruction (hereinafter the “Instruction”) with respect to the Escrow Funds, or any part thereof, from Seller but not from Buyer, or from Buyer but not from Seller (the party giving the Instruction being hereinafter referred to as the “Instructing Party” and the party which shall not have given the Instruction being hereinafter referred to as the “Non-Instructing Party”), Escrow Agent shall promptly transmit a copy of the Instruction received from the Instructing Party to the Non-Instructing Party. The Instruction shall specify in detail the pertinent provisions of the Purchase Contract that govern the Instructing Party’s instruction as to the Escrow Funds, and if a default under the Agreement is alleged, the

Instructing Party shall specify in detail the nature of such default. Escrow Agent shall act in accordance with the Instruction unless within five (5) business days from Escrow Agent’s receipt of the Instruction the Non-Instructing Party shall notify Escrow Agent in writing that Escrow Agent is not to comply with the Instruction and specifying in detail the reasons for not complying with the Instruction, and if a default under the Purchase Contract is alleged. If the Non-Instructing Party shall advise Escrow Agent not to comply with the Instruction and specifies in detail the reason for such noncompliance as aforesaid, Escrow Agent shall not act in accordance with the Instruction, but may thereafter either:

a. act solely in accordance with any of the following:

(i)	a new Instruction signed jointly by Seller and Buyer;

(ii)	separate Instructions of like tenor from each of Seller and Buyer; or

(iii)	a certified copy of a final court order from a court of competent jurisdiction ordering the disposition of the Escrow Funds; or

b. deposit the Escrow Funds with a court that Escrow Agent selects after giving Seller and Buyer ten (10) days prior written notice that Escrow Agent intends to do the same, and in such event any and all liability and responsibility that Escrow Agent has under this Agreement shall terminate upon such deposit having been made. Seller and Buyer hereby agree to be severally (and not jointly and severally) responsible for the reasonable costs that Escrow Agent incurs in connection with such deposit with a court.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SELLER:

PRVA II, L.P., a Delaware limited partnership,

By:	PVA Hotel Management II, Inc.,
Its General Partner,

By:

Name:

Title:

PURCHASER:

APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:

Name:

Title:

ESCROW AGENT:

LANDAMERICA AMERICAN TITLE COMPANY

By:

Name:

Title:

EXHIBIT “A” to the Post-Closing Escrow Agreement

THE PROPERTY

ALL the certain plots, pieces or parcels of real estate lying and being in the City of Richmond, Virginia, and more particularly described as the parcels designated as “Parcel 1”, “Parcel 2” and “Parcel 3” on that certain plat of survey made by Foster & Miller, P.C., dated June 5, 1990, and entitled, “As Built Survey Marriott full service hotel City of Richmond, Virginia”, a copy of said plat being recorded June 15, 1990, in the Clerk’s Office of the Circuit Court of the City of Richmond, Virginia, in Plat Book 41, Page 20, reference to which is hereby made for a more particular description of the property.

TOGETHER WITH an undivided one-half interest in a certain parcel of property (air rights) above a certain plane lying immediately east of and parallel to the easterly right-of-way line of 5th Street as extended northerly across Marshall Street, the plane being level and 16 feet above the highest point on Marshall Street lying below the plane, more particularly described as follows:

BEGINNING above a point 1 foot, more or less east of a lead hub marking the intersection of the eastern right of way line of 5th Street and the southern right-of-way line of Marshall Street; thence northerly above a line 1 foot, more or less, east of and parallel to the eastern right-of-way line of 5th Street extended 65 feet to a point above the northern right-of-way line of Marshall Street said point being 1 foot east of a lead hub marking the intersection of the eastern right-of-way line at 5th Street and the northern right-of-way line of Marshall Street; thence above and easterly along the northern right-of-way line of Marshall Street 18 feet to a point; thence above and along a line parallel to the eastern right-of-way line of the 5th Street southerly 62.7 feet more or less, to a point, said point being above and 2.3 feet north of the southern right-of-way line of Marshall Street; thence easterly along a line above and 2.3 feet, more or less, north of and parallel to the southern right-of-way line of Marshall Street 14.5 feet to a point, said point being above and 2.3 feet north of the southern right-of-way line of Marshall Street; thence southerly along a line parallel to the eastern right-of-way line of 5th Street 2.3 feet to a point above the southern right-of-way line of Marshall Street; thence westerly above and along the southern right-of-way line of Marshall Street 32.5 feet, more or less, to the point of beginning, as shown shaded on a plan prepared by the Department of Public Works designated D.P.W. Drawing No. N21178, entitled “Proposed encroachments across Marshall Street along the east line of 5th Street extended (Marriott Hotel Pedestrian Walkway)”, dated April 12, 1984, a copy of which is recorded with a certain deed from the City of Richmond to the Richmond Redevelopment and Housing Authority, dated September 6, 1984 and recorded September 7, 1984 in the aforesaid Clerk’s Office in Deed Book 16, page 1776 and said Plat also being recorded in Plat Book 36 at Page 5.

TOGETHER WITH the right and privilege to use the following properties pursuant to the terms of that certain Parking Easement Agreement among Richmond Redevelopment and Housing Authority, Mutual Benefit/Marriott Hotel Associates-I, L.P., and First Union Real Estate Equity and Mortgage Investments, dated as of January 3, 2000, and recorded on January 20, 2000, in the aforesaid Clerk’s Office as Instrument No. 00-001440, as amended by that certain First

Amendment to Second Amended and Restated Parking Easement Agreement recorded December 11, 2000 as Instrument No. 00-28990, in the Clerk’s Office, Circuit Court, City of Richmond, Virginia.

PARCEL 1

ALL that certain piece or parcel of land situated in the City of Richmond, Virginia, with all improvements thereon and appurtenances thereunto pertaining and more particularly described as follows:

BEGINNING at a rod located on the northern line of Marshall Street, 33.42 feet west of the intersection of the western line of 6th Street with northern line of Marshall Street; thence in a westerly direction along the northern line of Marshall Street N. 52º 59’ 39” W. a distance of 228.00 feet to a lead plug located at a the point of intersection of the northern line of Marshall Street with the eastern line of 5th Street; thence in a northerly direction along the eastern line of 5th Street N. 37º 03’ 18” E. a distance of 325.10 feet to a rod located at the point of intersection of the eastern line of 5th Street with the southern line of Clay Street; thence in an easterly direction along the southern line of Clay Street, S. 53º 00’ 57” E. a distance of 48.20 feet to a rod; thence along an arc of a curve to the right having a radius of 600 feet and a chord bearing of 17º 50’ 38” a distance of 186.86 feet to a rod; thence in a southerly direction along a line parallel to the western line of 6th Street S. 37º 00’ 49” W. a distance of 276.19 feet to a point of beginning, containing approximately 1.58 acres or 68,94.41 square feet, more or less, all as more particularly shown as Parcel 1 on a certain Plat of Survey prepared by Austin Brockenbrough and Associates, L.L.P. dated December 31, 197, entitled “Physical Improvement Survey of 3 Parcels of Land Located at the Northeast Corner of Marshall and 5th Streets, being known as 500 East Marshall Street in the City of Richmond, Virginia.”

AND the following property conveyed to Richmond Redevelopment and Housing Authority by Deed, Easement and Agreement dated November 15, 1985, recorded December 5, 1985, in the Clerk’s Office of the Circuit Court of the City of Richmond, in Deed Book 62, page 1826 (the “1985 Deed”);

(a) those areas in, on, upon, across, into, through, under and along the north right of way line of Marshall Street and the east right of way line of 5th Street, beginning at a depth of approximately 16 feet below grade and continuing to a depth of approximately 60 feet below grade, and more particularly shown as the area hatched (vertically and horizontally) on Department of Public Works Drawing No. 0-21385, dated July 16, 1985, a copy of which drawing is attached to the 1985 Deed as Exhibit A. Said grant and conveyance does not extend beyond five feet from the boundaries of the 1.58 acre parcel above described.

(b) subject to the City of Richmond’s reversionary interest and reservation of certain surface and air rights, as set forth in the 1985 Deed, that area actually occupied by the Clay Street Connector and related facilities as same are constructed substantially in accordance with the “McCarthy Plans” (as defined in the 1985 Deed), said area to be used for the construction, repair, maintenance and use of a vehicular connector from the 1.58 acre parcel above described to Clay Street (closed). The general location of the area conveyed, preconstruction, is shown cross-hatched on Exhibit A to the 1985 Deed. This property includes the right to penetrate the existing retaining wall of Clay Street to complete the Clay Street Connector, as set forth in the McCarthy Plans.

PARCEL II

ALL that certain piece or parcel of land and all fixtures and improvements located thereon situated in the City of Richmond, Virginia, being more particularly described as follows:

BEGINNING at the point of intersection of the western line of North Seventh Street with the southern line of East Marshall Street; thence along the western line of North Seventh Street in a southerly direction S. 37º 02’ 16” W. a distance of 141.45 feet to the point of intersection with the northern line of Pink Alley; thence along the northern line of Pink Alley in a westerly direction N. 52º 45’ 14” W. a distance of 261.48 feet to the point of intersection with the eastern line of North Sixth Street; thence along the eastern line of North Sixth Street N. 36º 55’ 46” E., a distance of 140.34 feet to the intersection of the eastern line of North Sixth Street with the southern line of East Marshall Street S. 53º 00’ 14” E. a distance of 261.76 feet to the point of beginning, all as shown as Parcels A, B, C D and E on that certain plat of survey prepared by the Department of Public Works of the City of Richmond, dated April 22, 1980, entitled “Plan Showing Property in the Area Bounded by Sixth, Seventh and Marshall Streets and an Alley Running From Sixth To Seventh Streets Between Broad and Marshall Streets,” recorded in Plat Book 34, page 12 in the Clerk’s Office.

BEING all the land conveyed to PRVA II, L.P., a Delaware limited partnership, Tenant, by that certain Amended and Restated Land Lease by and between Richmond Redevelopment and Housing Authority, a political subdivision of the Commonwealth of Virginia, as Landlord/Fee owner and Mutual Benefit/Marriott Hotel Associates – I, L.P., a Delaware limited partnership, as Assignor, and PRVA II, L.P., as Tenant dated July 12, 2002, as evidenced by that certain Memorandum of Lease dated July 12, 2002 and recorded July 17, 2002, as Instrument No. 02-022336.

EXHIBIT Q

Seller’s Closing Certificate as to Representations and Warranties

SELLER’S CLOSING CERTIFICATE

AS TO REPRESENTATIONS AND WARRANTIES

THIS SELLER’S CLOSING CERTIFICATE AS TO REPRESENTATIONS AND WARRANTIES (this “Certificate”) is made and given as of this              day of                     , 2007, by PRVA II, L.P., a Delaware limited partnership (“Seller”), to APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation (“Buyer”).

RECITALS:

A. Concurrently herewith, Seller is conveying its right, title and interest in and to certain real property, together with all structures and improvements located thereon, to Buyer, which real property is commonly known as the Richmond Marriott Hotel (the “Hotel”) located in Richmond, Virginia in accordance with the terms of that certain Agreement of Purchase and Sale dated September         , 2007 (the “Purchase Agreement”), by and between Seller and Buyer.

B. Section 10.2.2.3 of the Purchase Agreement requires delivery of this Certificate.

NOW THEREFORE, pursuant to the Purchase Agreement, Seller does hereby represent and warrant to Buyer that:

1. Each and all of the representations and warranties of Seller contained in the Purchase Agreement are correct, in all material respects, as of the date of this Certificate as if made on and as of the date hereof, except as otherwise disclosed on Exhibit C of the Purchase Agreement or as otherwise set forth on Schedule 1 to this Certificate.

2. SELLER HEREBY REAFFIRMS AND CONFIRMS THE PROVISIONS OF SECTION 5.1 OF THE PURCHASE AGREEMENT AS THOUGH MADE AS OF THE DATE OF THIS CERTIFICATE AND THE PROVISIONS THEREOF ARE HEREBY INCORPORATED BY REFERENCE AS IF FULLY SET FORTH HEREIN.

3. This Certificate is subject to the terms and conditions of the Purchase Agreement (including all limitations on liability and survival limitations contained therein).

Signature page to follow.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the day and year first above written.

SELLER:

PRVA II, L.P., a Delaware limited partnership

By:	PVA Hotel Management II, Inc.,
its General Partner

By:
Name:
Title:

[Schedule 1 to follow]

Schedule 1 to Seller’s Closing Certificate

as to Representations and Warranties

EXHIBIT R

Buyer’s Closing Certificate as to Representations and Warranties

BUYER’S CLOSING CERTIFICATE

AS TO REPRESENTATIONS AND WARRANTIES

THIS BUYER’S CLOSING CERTIFICATE AS TO REPRESENTATIONS AND WARRANTIES (this “Certificate”) is made and given as of this              day of                     , 2007, by APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation (“Buyer”), to PRVA II, L.P., a Delaware limited partnership (“Seller”).

RECITALS:

A. Concurrently herewith, Seller is conveying its right, title and interest in and to certain real property, together with all structures and improvements located thereon, to Buyer, which real property is commonly known as the Richmond Marriott Hotel (the “Hotel”) located in Richmond, Virginia in accordance with the terms of that certain Agreement of Purchase and Sale dated September         , 2007 (the “Purchase Agreement”), by and between Seller and Buyer.

B. Section 10.3.2 of the Purchase Agreement requires delivery of this Certificate.

NOW THEREFORE, pursuant to the Purchase Agreement, Buyer does hereby represent and warrant to Seller that:

1. Each and all of the representations and warranties of Buyer contained in Section 5.2 of the Purchase Agreement are correct, in all material respects, as of the date of this Certificate as if made on and as of the date hereof.

2. BUYER HEREBY REAFFIRMS AND CONFIRMS THE PROVISIONS OF SECTION 5.2 OF THE PURCHASE AGREEMENT AS THOUGH MADE AS OF THE DATE OF THIS CERTIFICATE AND THE PROVISIONS THEREOF ARE HEREBY INCORPORATED BY REFERENCE AS IF FULLY SET FORTH HEREIN.

3. This Certificate is subject to the terms and conditions of the Purchase Agreement (including all limitations on liability and survival limitations contained therein).

Signature page to follow.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the day and year first above written.

BUYER:

APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation,

By:
Name:
Title:

EXHIBIT S

Form of Assignment of Purchase Agreement by Buyer

ASSIGNMENT OF AGREEMENT OF

PURCHASE AND SALE

THIS ASSIGNMENT (the “Assignment”) is made effective as of this              day of                     , 2007, by and between APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation (“Assignor”), and                                     , a Virginia                                          (“Assignee”).

RECITALS

A. Pursuant to that certain Agreement of Purchase and Sale dated as of September             , 2007 (the “Purchase Agreement”), among PRVA II, L.P., a Delaware limited partnership (“Seller”), and Assignor, Seller agreed to sell that certain hotel known as the “Richmond Marriott Hotel” located at 500 East Broad Street, Richmond, Virginia and more particularly described in Exhibit A to the Purchase Agreement (the “Property”).

B. Assignor now desires to assign its rights under the Purchase Agreement to Assignee.

WITNESSETH

FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) cash in hand paid, other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment. Assignor hereby assigns and conveys to Assignee all of its right, title, and interest in, to, and under the Purchase Agreement. This Assignment shall not relieve Assignor of its obligations and liabilities under the Purchase Agreement.

2. Assumption. Assignee hereby assumes and agrees to perform all of Assignor’s obligations under the Purchase Agreement.

3. Assignee hereby represents and warrants that all representations and warranties made by Purchaser in Section 5.2 of the Purchase Agreement are true and correct with respect to the Assignee as of the date hereof, and will be true and correct as of the closing.

4. The rights and obligations of the parties hereunder shall extend to, be binding upon and inure to the benefit of their respective successors and assigns.

5. Each of the parties hereto shall cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested by the parties. The Assignor, at any of the Assignee’s requests, shall execute, acknowledge and deliver to the Assignee such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications and further assurances as the Assignee may reasonably require in order to effect the transfer as described herein.

6. This Assignment may be modified or amended only by an instrument in writing signed by all parties hereto.

7. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:

APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:
Name:
Title:

ASSIGNEE:

_______________________________________, a Virginia

By:
Name:
Title:

EXHIBIT T

Form of Bill of Sale

BILL OF SALE

THIS BILL OF SALE, for Ten Dollars ($10.00) cash and other good and valuable consideration, receipt of which is hereby acknowledged, PRVA II, L.P., a Delaware limited partnership (“Seller”), does hereby sell, assign, convey, transfer and set over to APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation (“Buyer”), all of Seller’s right, title and interest in and to all FF&E and Inventory owned by Seller on the Closing Date located in or used in connection with the operation and ownership of the Hotel located on the Hotel Parcel.

All capitalized terms not otherwise defined in this Bill of Sale shall have the same meaning as set forth in that certain Agreement of Purchase and Sale for the Richmond Marriott Hotel in Richmond, Virginia, dated as of September             , 2007, between Seller, on the one hand, and Buyer, on the other hand (the “Purchase Agreement”).

The property conveyed under this Bill of Sale is conveyed by Seller and accepted by Buyer WITHOUT WARRANTY, EXPRESS OR IMPLIED, except that Seller shall warrant and defend unto Buyer and Buyer’s successors and assigns title to such property against all persons claiming by, through or under Seller and no other and Seller shall hold Buyer harmless from any and all claims to the contrary.

In the event of any conflict between the terms of this Bill of Sale and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern.

Seller further hereby covenants to execute and deliver such further instrument(s) as Buyer may hereafter request to evidence or confirm any of the sales made herein, in such form as Buyer may reasonably request and promptly upon Buyer’s request therefor.

Dated: ____________________, 2007	PRVA II, L.P., a Delaware limited partnership, by its general partner PVA Hotel Management II, Inc.

By:
Name:
Title:

EXHIBIT U

Form of Assignment and Assumption of Assumed Contracts

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made as of September __, 2007, by and between PRVA II, L.P., a Delaware limited partnership (“Assignor”), and APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation (“Assignee”), on the other.

RECITALS

A. Assignor has entered into that certain Agreement of Purchase and Sale (the “Purchase Agreement”), dated as of September             , 2007, between Assignor on the one hand, and Assignee, on the other, for purchase of the real and personal property comprising the hotel known as the Richmond Marriott Hotel in Richmond, Virginia (the “Hotel”). All capitalized terms not otherwise defined in this Assignment shall have the meaning given to those terms in the Purchase Agreement.

B. In conjunction with the sale and purchase of the Hotel, the Purchase Agreement obligates Assignor to assign to Assignee, and Assignee to assume, all of the Assumed Contracts and Leases identified in the Schedule of Contracts attached hereto as Exhibit A, subject to the terms and conditions set forth in this Assignment.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions herein contained, the parties hereto (together, the “Parties,” and each sometimes a “Party”) hereby act and agree as follows:

1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee, and Assignee hereby takes and accepts from Assignor, all of Assignor’s right, title and interest in, under and to each of the Assumed Contracts and to all benefits and privileges hereafter accruing to Assignor thereunder.

2. Assumption of Obligations and Liabilities by Assignee. Assignee hereby assumes all of the obligations and liabilities of Assignor under each of the Assumed Contracts accruing in respect of any period from and after the date hereof.

3. Indemnifications by Assignor and Assignee. Assignor shall hold harmless, indemnify and defend Assignee, its successors and assigns, from and against any claim, liability, loss, judgment, damage and expense, including reasonable counsel fees and costs, for any obligation under the Assumed Contracts arising in respect of any period prior to the date hereof (including, without limitation, any claim or liability for a breach or default on the part of the servicee or equipment lessee under any Assumed Contract based on an event occurring in respect of any period before the date hereof). Assignee shall hold harmless, indemnify and defend Assignor, its successors and assigns, from and against any claim, liability, loss, judgment, damages and expenses, including reasonable counsel fees and costs, for an obligation under the Assumed Contracts arising in respect of any period on or after the date hereof (including, without limitation, any claim or liability for a breach or default on the part of the servicee or equipment lessee under any Assumed Contract based on an event occurring in respect of any period on or after the date hereof).

4. Purchase Agreement Governs. In the event of any conflict between the terms of this Assignment and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern.

5. Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

6. Counterparts. This Assignment may be executed in any number of counterparts and by each Party on a separate counterpart or counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

7. Governing Law. This Assignment shall be deemed to be an agreement made under the laws of the state where the Hotel is located and for all purposes shall be governed by and construed in accordance with such laws.

8. Binding Effect. This Assignment shall be binding upon and inure to the benefit of each of the Parties and its successors and assigns.

9. Warranty of Signers. Each individual executing and delivering this Assignment on behalf of a Party hereby represents and warrants to the other Party that such individual has been duly authorized and empowered to make such execution and delivery.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Assignment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

ASSIGNOR:	PRVA II, L.P., a Delaware limited partnership, by its general partner PVA Hotel Management II, Inc.

By:
Name:
Title:

ASSIGNEE:	APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:
Name:
Title:

EXHIBIT V

Form of Seller’s FIRPTA Certificate

TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS

To inform Apple Seven Hospitality Ownership, Inc. (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1954, as amended (the “Code”), will not be required upon the transfer of certain real property to Transferee by PRVA II, L.P., a Delaware limited partnership (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder).

2. Transferor’s U.S. employer identification number is 03-0400629.

3. Transferor’s office address is c/o The Procaccianti Group, 1140 Reservoir Avenue, Cranston, RI 02920.

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury each of the undersigned declares that he/she has examined this Certification and to the best of his/her knowledge and belief it is true, correct and complete and that he/she has authority to sign this document on behalf of Transferor.

Dated: ____________________, 2007	PRVA II, L.P., a Delaware limited partnership, by its general partner PVA Hotel Management II, Inc.

By:
Name:
Title:

EXHIBIT W

Form of General Assignment and Assumption Agreement

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made as of September __, 2007, by and between PRVA II, L.P., a Delaware limited partnership (“Assignor”), and APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation (“Assignee”).

RECITALS

A. Assignor has entered into that certain Agreement of Purchase and Sale (the “Purchase Agreement”), dated as of September             , 2007, between Assignor and Assignee, for purchase of the real and personal property comprising the hotel known as the Richmond Marriott Hotel in Richmond, Virginia (the “Hotel”).

B. In conjunction with the sale and purchase of the Hotel, the Purchase Agreement obligates Assignor to assign to Assignee certain intangible rights with respect to the Hotel and Assignee to assume all of Assignor’s obligations with respect thereto, subject to the terms and conditions set forth in this Assignment.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions herein contained, the parties hereto (together, the “Parties,” and each sometimes a “Party”) hereby act and agree as follows:

1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest, if any, in, under and to the following:

(a) Marks. Each trademark, trade name, service mark, logo or other proprietary name, number (including telephone numbers), address, mark or design which is assignable in conjunction with a sale of the Hotel and which is used by Seller exclusively in connection with the Hotel, together with all the good will associated with the use of such name, mark or design in connection the Hotel, but not including the name “Marriott” (altogether, the “Marks”).

(b) Permits. Each permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the proper operation and use of the Hotel (including, without limitation, any certificates of occupancy with respect to the Hotel or the Hotel Improvements (as that term is defined in the Purchase Agreement), elevator permits, conditional use permits, zoning variances and business licenses, but excluding liquor licenses) to the extent transferable with the Hotel (altogether, the “Permits”).

(c) Warranties. Each written guaranty, warranty or other such obligation from any contractor, manufacturer or vendor, with respect to any of the Hotel Improvements, furnishings, fixtures or equipment, to the extent assignable in connection with a sale of the Hotel, including any Repair Warranties as that term is defined in the Purchase Agreement (altogether, the “Warranties”).

(d) Records. All of the books, records, correspondence and other files, both paper and electronic (and including any accounting, database or other record-keeping software used in connection with such books and records which Assignor or the Hotel Manager owns or which are otherwise transferable) which have been received or generated and maintained in the course of operation of the Hotel and which are in Assignor’s or Hotel Manager’s possession or control or are obtainable upon request and any other written materials pertaining to the operation of the Hotel (“Records”).

(e) Plans and Studies. Seller’s rights in and to the plans and specifications for the Hotel Improvements (“Plans”) and any studies, analyses, reports and other written materials pertaining to the condition of the Hotel Improvements and the Hotel land.

(f) Reservations. Each reservation, commitment or agreement for the use of guest rooms, conference rooms, dining rooms or other facilities in the Hotel, to the extent pertaining to periods three (3) years prior to the date hereof and from and after the date hereof (“Reservations”).

(g) Accounts. The account receivable for each person who is a guest at the Hotel on the night immediately preceding the date hereof (the “Guest Accounts”).

(h) Intangibles. All other Intangibles (as that term is defined in the Purchase Agreement) not covered in clauses (a) through (g) above.

2. Assumption of Obligations and Liabilities by Assignee. Assignee hereby assumes all of the obligations and liabilities of Assignor accruing in respect of any periods from and after the date hereof with respect to each of the Marks, Permits, Warranties, Records, Plans, Reservations and Guest Accounts. Notwithstanding the foregoing, Assignee shall have no obligation, liability or responsibility for any liability, cost, expense or obligation of Assignor under the Marks, Permits, Warranties, Records, Plans, Reservations and Guest Accounts which is attributable to the period prior to the date of this Assignment and Assignor agrees to indemnify, defend and hold Assignee harmless from any loss, damages, claims and liabilities arising out of any failure by Assignor to satisfy its obligations under the same prior to the date of this Assignment.

3. Purchase Agreement Governs. In the event of any conflict between the terms of this Assignment and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern.

4. Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

5. Counterparts. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

6. Governing Law. This Assignment shall be deemed to be an agreement made under the laws of the state where the Hotel is located and for all purposes shall be governed by and construed in accordance with such laws.

7. Binding Effect. This Assignment shall be binding upon and inure to the benefit of, respectively, Assignor and Assignee and their respective successors and assigns.

8. Warranty of Signers. Each individual executing and delivering this Assignment on behalf of Assignor hereby represents and warrants to Assignee that such individual has been duly authorized and empowered to make such execution and delivery.

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

[SIGNATURES ON FOLLOWING PAGE]

ASSIGNOR:	PRVA II, L.P., a Delaware limited partnership, by its general partner PVA Hotel Management II, Inc.

By:
Name:
Title:

ASSIGNEE:	APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:
Name:
Title:

EXHIBIT X

Form of Ground Lease Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

THIS ASSIGNMENT AND ASSUMPTION OF GROUND LEASE (the “Assignment”) is made as of                      , 2007 (the “Effective Date”), between PRVA II, L.P., a Delaware limited partnership (“Assignor”) and APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation (“Assignee”).

RECITALS:

In connection with that certain Agreement of Purchase and Sale dated September                     , 2007, between Assignor and Assignee (the “Purchase Agreement”), Assignor has agreed to assign to Assignee, and Assignee has agreed to accept and assume, all right, title and interest of Assignor under that certain Amended and Restated Land Lease dated as of July 12, 2002 among Richmond Redevelopment and Housing Authority, a political subdivision of the Commonwealth of Virginia, as landlord, Mutual Benefit/Marriott Hotel Associates - I, L.P., a Delaware limited partnership, as assignor, and Assignor, as tenant, which lease demises the Hotel Parcel, and the leasehold estate created thereby (the “Ground Lease”), encumbering certain real property located in the City of Richmond, State of Virginia, which is more fully described on Schedule 1 (“Real Property”). A true, complete and correct copy of the Ground Lease, including, if any, all amendments, supplements, restatements and modifications thereof and thereto, is attached to this Assignment as Exhibit A. All capitalized terms not otherwise defined in this Assignment shall have the same meaning given to those Terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual covenants set forth in this Assignment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.	Assignment. Assignor does hereby grant, bargain, transfer, assign and deliver to Assignee, its successors and assigns, all of Assignor’s right, title and interest in, to and under the Ground Lease and all of Assignor’s right, title and interest in and to the leasehold estate in the Real Property, which leasehold interest shall be subject to those matters set forth on Schedule 2 attached hereto (the “Permitted Encumbrances”).

2.	Assumption. Assignee hereby accepts all of Assignor’s right, title and interest in, to and under the Ground Lease. Assignee hereby ratifies and agrees to be bound by the Ground Lease subject to the Permitted Encumbrances, and assumes all the duties, obligations and liabilities of the Assignor thereunder in respect of any period from and after the Effective Date.

3.

Indemnification. Assignor shall remain liable for any of the obligations of Assignor arising out of or related to periods prior to the Effective Date. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any losses, costs, damages, claims, judgments and liabilities (including reasonable legal fees and costs)

arising out of any failure by Assignor to satisfy its obligations under the Ground Lease or for any matters arising in connection with the Ground Lease prior to the Effective Date. Assignee shall not be responsible for any obligations of Assignor arising out of or related to the period prior to the Effective Date. Assignee agrees to indemnity, defend and hold Assignor harmless from and against any losses, costs, damages, claims, judgments and liabilities (including reasonable legal fees and costs) arising out of any failure by Assignee to satisfy its obligations under the Ground Lease arising after the Effective Date.

4.	Conveyance. Assignor grants and conveys to Assignee, its successors and assigns, all of its fee simple right, title and interest in and to the Hotel Improvements located on the Real Property. Contemporaneously with the execution of this Assignment, Assignor shall confirm this conveyance by executing a Deed of Improvements to Assignee, in the form attached hereto as Exhibit A, which shall be recorded with the Clerk of the Circuit Court of the City of Richmond, Virginia (the “Deed”). The terms of this Assignment shall survive and not be merged into the Deed.

5.	Further Assurances. Promptly upon request of the other party, Assignor and Assignee shall each execute, acknowledge (as appropriate) and deliver to the other such further assurances and take such further actions as may be reasonably required or appropriate to perfect the assignment and assumption of the Ground Lease and otherwise carry out the intent and purpose of this Assignment.

6.	Purchase Agreement Governs. In the event of any conflict between the terms of the Assignment and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern.

7.	Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

8.	Governing Law. This Assignment shall be controlled, construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

9.	Counterparts. This Assignment may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

[signatures on following pages]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date first above written.

ASSIGNOR:

PRVA II, L.P., a Delaware limited partnership

By:	PVA Hotel Management II, Inc., its
General Partner

By:
Name:	Elizabeth A. Procaccianti
Title:	President

STATE OF RHODE ISLAND          )

                                                            ) ss.

COUNTY OF PROVIDENCE         )

I, the undersigned Notary Public, in and for the state and county aforesaid, hereby certify that on this [            ] day of                             , 2007, Elizabeth A. Procaccianti, President of PVA Hotel Management II, Inc., the general partner of PRVA II, L.P., whose name is signed to the foregoing instrument, appeared before me and personally acknowledged the same as her act and deed and the act and deed of the foregoing limited partnership in my jurisdiction aforesaid.

GIVEN under my hand and seal this              day of                         , 2007.

Notary Public:                                                                       [SEAL]

Name:

Notary Registration No.:

My commission expires:

[signatures continue on following page]

ASSIGNEE:

APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia Corporation

By:
Name:
Title:

COMMONWEALTH OF VIRGINIA           )

                                                                         ) ss.

CITY OF RICHMOND                                 )

I, the undersigned Notary Public, in and for the state and county aforesaid, hereby certify that on this              day of September, 2007,                                                                                                       , as                              of Apple Seven Hospitality Ownership, Inc. whose name is signed to the foregoing instrument, appeared before me and personally acknowledged the same as his act and deed and the act and deed of the foregoing corporation in my jurisdiction aforesaid.

GIVEN under my hand and seal this              day of                         , 2007.

Notary Public:                                                           [SEAL]

Notary Registration No.:

My commission expires:

Exhibit A to Assignment

and Assumption of Ground Lease

EXHIBIT Y

Operating Budget through December 31, 2007

EXHIBIT Z

List of Parking Agreements

1.	Letter agreement with City dated 12/9/99 re Richmond Hotel Parking Security

2.	Letter agreement with City dated 12/9/99 re parking for over-sized vehicles

3.	Second Amended and Restated Parking Easement Agreement dated 1/3/00

-First Amendment dated 8/25/00

-Second Amendment dated 8/30/04

-Third Amendment dated 6/30/07 (not yet executed)

4.	Subordination Agreement dated 1/21/00

5.	Parking Garage Operating Agreement dated 1/3/00

-First Amendment dated 8/1/01

-Amended and Restated Parking Garage Operating Agreement dated 6/30/07 (not yet executed)

6.	Parking Fees Agreement dated 1/3/00

7.	Access Agreement dated 12/1/00

8.	Parking Fees [Phase-Out] Agreement dated 8/7/02

-Amended by letter dated 5/5/03

9.	Parking Fees Termination Agreement dated 6/30/07 (not yet executed)

10.	Services Agreement dated 10/16/01

11.	Assignment and Assumption of Parking Agreements dated 7/12/02

12.	Assignment and Assumption Agreement dated 7/15/02

13.	Hotel Employee Parking Agreement dated 8/30/04

-Amended and Restated Hotel Employee Parking Agreement dated 6/30/07 (not yet executed)

14.	Parking Billing Agreement dated 7/1/07 (not yet executed)

15.	Marriott Parking Fees Phase-out Cooperation Agreement dated 6/30/07 (not yet executed)

16.	Parking Settlement Agreement dated 6/30/07 (not yet executed)